EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

File No. 812-16059

As filed with the Securities and Exchange Commission on August 21, 2026

U.S. Securities and Exchange Commission
Washington, D.C. 20549

AMENDED AND RESTATED APPLICATION FOR
AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c)
OF THE INVESTMENT COMPANY ACT OF 1940,
AS AMENDED (THE “1940 ACT”),
FROM CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT
AND CERTAIN DISCLOSURE REQUIREMENTS UNDER
VARIOUS RULES AND FORMS

In the Matter of

Manning & Napier Fund, Inc. Manning & Napier Funds Trust 290 Woodcliff Drive Fairport, NY 14450	Manning & Napier Advisors, LLC 290 Woodcliff Drive Fairport, NY 14450

Please direct all communications regarding this Application to:

Paul J. Battaglia c/o Manning & Napier Fund, Inc. 290 Woodcliff Drive Fairport, NY 14450
with a copy to:

Sean Graber (sean.graber@morganlewis.com) Timothy W. Levin (timothy.levin@morganlewis.com) Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, Pennsylvania 19103

This Application (including Exhibits) contains 95 pages.

I. Introduction

The Manning & Napier Fund, Inc. and Manning & Napier Funds Trust (each, a “Trust” and together, the “Trusts”) and Manning & Napier Advisors, LLC (the “Adviser” and, together with the Trusts, the “Applicants”),1 a registered investment adviser to one or more series of shares offered by the Trusts, hereby submit this amended and restated application (the “Application”) to the U.S. Securities and Exchange Commission (the “Commission”) for an order of exemption pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). Manning & Napier Fund, Inc. is registered with the Commission as an open-end investment company that offers one or more series of shares for which the Adviser serves as an investment adviser and Manning & Napier Funds Trust is an open-end management company that will offer one of more series of shares for which the Adviser will serve as investment adviser (each, a “Fund” and collectively, the “Funds”), both pursuant to a registration statement on Form N-1A filed with the Commission under the Securities Act of 1933 (the “Securities Act”) and the 1940 Act.2 Applicants request that the relief sought herein apply to the Applicants, including the Funds, as well as to any future series of the Trusts and any other existing or future registered open-end management investment company or series thereof that, in each case, is advised by the Adviser, uses the multi-manager structure described in this Application, and complies with the terms and conditions set forth herein (each, a “Sub-Advised Fund” and collectively, the “Sub-Advised Funds”).

Applicants request an order exempting Applicants from Section 15(a) of the 1940 Act to permit the Adviser, subject to the approval of the Board of Trustees/Directors of a Trust (the “Board”),3 including a majority of the Trustees/Directors who are not “interested persons” of the Trust, the Sub-Advised Funds or the Adviser as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), to, without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers (each, a “Sub-Adviser” and collectively, the “Sub-Advisers”) to manage all or a portion of the assets of a Sub-Advised Fund and enter into investment sub-advisory agreements with the Sub-Advisers (each, a “Sub-Advisory Agreement” and collectively, the “Sub-Advisory Agreements”); and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers. As used herein, a Sub-Adviser for a Sub-Advised Fund is (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in Section 2(a)(43) of the 1940 Act) of the Adviser for that Sub-Advised Fund, or (2) a sister company of the Adviser for that Sub-Advised Fund that is an indirect or direct wholly-owned subsidiary of the same company that, indirectly or directly, wholly owns the Adviser (each of (1) and (2), a “Wholly-Owned Sub-Adviser” and collectively, the “Wholly-Owned Sub-Advisers”), or (3) not an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) of the Sub-Advised Fund, the Trusts, or the Adviser, except to the extent that an affiliation arises solely because the Sub-Adviser serves as a sub-adviser to a Sub-Advised Fund (each, a “Non-Affiliated Sub-Adviser” and collectively, the “Non-Affiliated Sub-Advisers”).4

1 The term “Adviser” includes (i) an Adviser and (ii) any entity controlling, controlled by or under common control with, the Adviser or its successors. For purposes of the requested order, “successor” is limited to an entity that results from a reorganization into another jurisdiction or a change in the type of business organization.

2 The Funds and their current Sub-Advisers (as that term is defined herein) are identified on Exhibit C.

3 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund (as that term is defined herein), if different.

4 Section 2(a)(3) of the 1940 Act defines “affiliated person” as follows:

Affiliated person of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof. Section 2(a)(43) of the 1940 Act defines “wholly owned subsidiary” of a person as a company 95 per centum or more of the outstanding voting securities of which are, directly or indirectly, owned by such person.

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Applicants also apply for an order of the Commission under Section 6(c) of the 1940 Act exempting the Sub-Advised Funds from certain disclosure obligations under the following rules and forms: (i) Item 19(a)(3) of Form N-1A; (ii) Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8), and 22(c)(9) of Schedule 14A under the Securities Exchange Act of 1934 (the “Exchange Act”); and (iii) Sections 6-07(2)(a), (b), and (c) of Regulation S-X (sometimes referred to herein as the “Fee Disclosure Relief”).

All registered open-end investment companies that currently intend to rely on the requested order are named as Applicants. All series that currently intend to be Sub-Advised Funds are identified on Exhibit C of the Application. The existing Sub-Advisers to the Funds and are also identified on Exhibit C of the Application. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application.5

Applicants are seeking this exemption primarily to enable the Adviser and the Board to obtain for each Sub-Advised Fund the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage all or a portion of the assets of the Sub-Advised Fund, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening special meetings of shareholders to approve the Sub-Advisory Agreements. Under this structure, the Adviser, in its capacity as investment adviser, evaluates, allocates assets to, and oversees, the Sub-Advisers, and makes recommendations about their hiring, termination and replacement to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure.

If the relief sought is granted, the Adviser, with the approval of the Board, including a majority of the Trustees/Directors who are Independent Trustees, would on behalf of each Sub-Advised Fund, and without obtaining shareholder approval, be permitted to (i) hire a Non-Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, including terminating an existing sub-adviser and replacing it with one or more Non-Affiliated Sub-Advisers or Wholly-Owned Sub-Advisers, and (ii) materially amend Sub-Advisory Agreements with Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers. Shareholder approval will continue to be required for any other sub-adviser changes and material amendments to any existing Sub-Advisory Agreement with any sub-adviser other than a Non-Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser (all such changes requiring shareholder approval referred to herein as “Ineligible Sub-Adviser Changes”), except as otherwise permitted by applicable law or rule.

5 The requested relief will not extend to any sub-adviser, other than a Wholly-Owned Sub-Adviser, who is an affiliated person, as defined in Section 2(a)(3) of the 1940 Act, of the Sub-Advised Fund or of the Adviser, other than by reason of serving as a sub-adviser to one or more of the Sub-Advised Funds (“Affiliated Sub-Adviser”).

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For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the Sub-Advised Funds would benefit from the requested relief by avoiding delays in hiring or replacing Sub-Advisers and costs associated with the proxy solicitation to approve new or amended Sub-Advisory Agreements.

II. The Trusts

Manning & Napier Fund, Inc. is organized as a Maryland corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. Manning & Napier Fund, Inc. has registered shares of the Funds under the Securities Act, and the Funds are advised by the Adviser.

Manning & Napier Funds Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. Manning & Napier Funds Trust has filed a registration statement on Form N-1A to register shares of the Callodine BDC Income ETF under the Securities Act. The registration statement is not effective as of the date of this filing. The Callodine BDC Income ETF will be advised by the Adviser.

Each Trust is subject to the oversight of the Board of Trustees/Directors, the majority of whom are Independent Trustees. The Adviser will serve as “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Sub-Advised Fund. The Trusts and the Sub-Advised Funds are not required to hold annual shareholder meetings.

Each Sub-Advised Fund has or will have its own distinct investment objective, policies and restrictions. Shares of each Sub-Advised Fund are or will be offered pursuant to a registration statement filed on Form N-1A.

III. The Adviser

The Adviser will serve as “investment adviser” to each Sub-Advised Fund pursuant to an investment advisory agreement with the applicable registered open-end management investment company of which the Sub-Advised Fund is a series (each, an “Investment Management Agreement” and collectively, the “Investment Management Agreements”). The Adviser is a Delaware limited liability company with its principal office at 290 Woodcliff Drive, Fairport, New York 14450 and is registered with the Commission as an investment adviser pursuant to Section 203 of the Investment Advisers of 1940, as amended (the “Advisers Act”). Any other Adviser will be registered with the Commission as an investment adviser under the Advisers Act.

The Investment Management Agreements for the Funds were or will be, approved by the Board, including a majority of the Independent Trustees, and by the shareholders of each applicable Sub-Advised Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Investment Management Agreement will comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of an Investment Management Agreement, an Adviser, subject to the supervision of the Board, will provide continuous investment management of the assets of each Sub-Advised Fund.

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The investment adviser to a Sub-Advised Fund will be responsible for determining the securities and other instruments to be purchased, sold or entered into by that Sub-Advised Fund and will place orders with brokers or dealers selected by the Adviser. The Adviser will also determine what portion of each Sub-Advised Fund’s portfolio will be invested in securities and other assets and what portion, if any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Sub-Advised Fund’s investment policies and strategies and, based on the need of a particular Sub-Advised Fund, may recommend changes to the investment policies and strategies of the Sub-Advised Fund for consideration by the Board.

Consistent with the terms of each Investment Management Agreement, the Adviser may, subject to the approval of the Board,6 including a majority of the Independent Trustees, and the shareholders of the applicable Sub-Advised Fund (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Sub-Advised Fund to one or more Sub-Advisers. In accordance with the Investment Management Agreement, the Adviser would supervise each Sub-Adviser in its performance of its duties with a view to preventing violations of the federal securities laws. The Adviser would continue to have overall responsibility for the management and investment of the assets of each Sub-Advised Fund, and the Adviser’s responsibilities would include, for example, recommending the removal or replacement of the Sub-Advisers and determining the portion of the Sub-Advised Fund’s assets to be managed by any given Sub-Adviser and reallocating those assets as necessary from time to time. If the Adviser determined to delegate portfolio management responsibilities to one or more Sub-Advisers, the Adviser would evaluate, select and recommend Sub-Advisers to manage the assets (or portion thereof) of a Sub-Advised Fund, and oversee, monitor and review the Sub-Advisers, their performance and their compliance with the Sub-Advised Fund’s investment policies and restrictions. If the name of any Sub-Advised Fund contains the name of a Sub-Adviser, the name of the Adviser that serves as the primary adviser to the Sub-Advised Fund, or a trademark or trade name that is owned by or publicly used to identify that Adviser, will precede the name of the Sub-Adviser. For its services to a Sub-Advised Fund under an Investment Management Agreement, the Adviser will receive an investment management fee from that Sub-Advised Fund. A Sub-Adviser will receive an investment management fee from the Adviser.7 The fee paid to a Sub-Adviser would be a result of negotiations between the Adviser and the Sub-Adviser and would be approved by the Board, including a majority of the Independent Trustees.

IV. The Sub-Advisers

The Adviser has entered or will enter into Sub-Advisory Agreements with Sub-Advisers with respect to the relevant Funds. The Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, and by shareholders of each relevant Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement with each Sub-Adviser with respect to the relevant Funds will comply with Section 15(a) of the 1940 Act. The Adviser may, in the future, enter into additional Sub-Advisory Agreements with other Sub-Advisers with respect to a particular Sub-Advised Fund.

6 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund.

7 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

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The Sub-Advisers to the Funds are or will be, and any future Sub-Advisers will be, “investment advisers” to the Sub-Advised Funds within the meaning of Section 2(a)(20) of the 1940 Act and provide, or will provide, investment management services to the Sub-Advised Funds subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers to the Funds are or will be, and any future Sub-Advisers will be, registered with the Commission as investment advisers under the Advisers Act or exempt from such registration. The Adviser will select Sub-Advisers based on the Adviser’s evaluation of the Sub-Advisers’ skills in managing assets pursuant to particular investment styles, and will recommend their hiring to the Board. The Adviser may employ multiple Sub-Advisers for certain Sub-Advised Funds. In those instances, the Adviser would allocate and, as appropriate, reallocate a Sub-Advised Fund’s assets among the Sub-Advisers, and the Sub-Advisers would have management oversight of that portion of the Sub-Advised Fund allocated to each of them.

The Adviser will engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and make recommendations to the Board as needed. The Adviser will also negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to each Sub-Adviser, and make recommendations to the Board as needed.

The Sub-Advisers, subject to the supervision of the Adviser and oversight of the Board, will determine the securities and other instruments to be purchased, sold or entered into by a Sub-Advised Fund’s portfolio or a portion thereof, and will place orders with brokers or dealers that they select. The Sub-Advisers will keep certain records required by the 1940 Act and the Advisers Act to be maintained on behalf of the relevant Sub-Advised Fund, and will assist the Adviser to maintain the Sub-Advised Fund’s compliance with the relevant requirements of the 1940 Act. The Sub-Advisers will monitor the respective Sub-Advised Fund’s investments and will provide periodic reports to the Board and the Adviser. The Sub-Advisers will also make their officers and employees available to the Adviser and the Board to review the investment performance and investment policies of the Sub-Advised Fund.

Any Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, in accordance with Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act. Each Sub-Advisory Agreement will precisely describe the compensation that the Sub-Adviser will receive for providing services to the relevant Sub-Advised Fund, and will provide that (1) it will continue in effect for more than an initial term of up to two years from the date of its original approval only so long as such continuance is specifically approved at least annually by the Board at the times and in the manner required by Section 15(c) of the 1940 Act, (2) it may be terminated at any time, without the payment of any penalty, by the Adviser, the Board or by the shareholders of the relevant Sub-Advised Fund on not more than sixty days’ written notice to the Sub-Adviser, and (3) it will terminate automatically in the event of its “assignment,” as defined in Section 2(a)(4) of the 1940 Act. To the extent required by law, the Applicants will continue the shareholder approval process for Sub-Advisory Agreements until such time as the Commission grants the requested exemptive relief to the Applicants. The Sub-Advisory Agreements will set forth the duties of the Sub-Advisers and precisely describe the compensation to be paid by the Adviser to the Sub-Advisers.

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The terms of any Sub-Advisory Agreements also will be reviewed and renewed on an annual basis by the Board, including a majority of the Independent Trustees in accordance with Section 15(c) of the 1940 Act. The Board will dedicate substantial time each year to the review of contract matters, including matters relating to the Investment Management Agreements and Sub-Advisory Agreements. The Board will request and review comprehensive materials received from the Adviser, the Sub-Advisers, fund counsel and, when appropriate or necessary, independent third parties. The Board will consist of a majority of Independent Trustees. The Applicants will continue this annual review and renewal process for Sub-Advisory Agreements in accordance with the 1940 Act if the relief requested herein is granted by the Commission.

The Board will review information provided by the Adviser and Sub-Advisers when it is asked to approve or renew Sub-Advisory Agreements. A Sub-Advised Fund will disclose in its statutory prospectus that a discussion regarding the basis for the Board’s approval and renewal of the Investment Management Agreement and any applicable Sub-Advisory Agreements is available in the Sub-Advised Fund’s annual or semi-annual report to shareholders for the relevant period in accordance with Item 10(a)(1)(iii) of Form N-1A. The information provided to the Board will be maintained as part of the records of the respective Sub-Advised Fund pursuant to Rule 31a-1(b)(4) and Rule 31a-2 under the 1940 Act.

Pursuant to the Sub-Advisory Agreements, the Adviser will agree to pay the applicable Sub-Advisers a fee out of the fee paid to the Adviser under the Investment Management Agreement.8 Each Sub-Adviser will bear its own expenses of providing investment management services to the relevant Sub-Advised Fund.

A Fund will not rely on the requested order if the operation of such Fund in the manner described in this Application has not been approved as provided in condition 1 set out in Section VII below.9 A Fund’s prospectus will, at all times that such Fund is relying on the requested order, contain the disclosure required by condition 2 set out in Section VII below.

V. Request For Exemptive Relief

Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction or any class or classes of persons, securities, or transactions from any provisions of the 1940 Act, or any rule thereunder, if such relief is necessary or appropriate in the public interest and consistent with the protection of investors and purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard.

8 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

9 A Fund will be required to obtain shareholder approval of the multi-manager structure before relying on the order requested in this Application. If a Fund obtains shareholder approval of the multi-manager structure prior to the requested order being granted, such Fund’s prospectus will disclose at all times following that approval the potential existence, substance, and effect of the requested order and the other disclosures provided for in condition 2 below. If a Fund’s prospectus did not, at all times following shareholder approval of the multi-manager structure, contain appropriate disclosure that such Fund has applied for, or has received, exemptive relief to operate under the multi-manager structure, as required by condition 2 to this Application, the Fund will obtain shareholder approval before relying on the order.

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VI. Exemptive Relief Requested And Applicable Law

A.	Shareholder Vote

1. Regulatory Background

Section 15(a) of the 1940 Act states, in part, that it is unlawful for any person to act as an investment adviser to a registered investment company “except pursuant to a written contract, which contract, whether with such registered company or with an investment adviser of such registered company, has been approved by the vote of a majority of the outstanding voting securities of such registered company.”

Section 2(a)(20) of the 1940 Act defines an “investment adviser” as including any person who, pursuant to an agreement with such registered investment company or with an investment adviser of such registered investment company, is empowered to determine what securities or other property shall be purchased or sold by such registered investment company. Consequently, the Sub-Advisers are deemed to be within the definition of an “investment adviser” and therefore, the Sub-Advisory Agreements are each subject to Section 15(a) of the 1940 Act to the same extent as the Investment Management Agreement.

Section 15(a) of the 1940 Act requires a majority of the outstanding voting securities of a Sub-Advised Fund to approve Sub-Advisory Agreements whenever the Adviser proposes to the Board to hire new Sub-Advisers to manage the assets of a Sub-Advised Fund and would also require shareholder approval by a majority vote for any material amendment to Sub-Advisory Agreements.

The Sub-Advisory Agreement must precisely describe all compensation to be paid thereunder and provide for its termination without penalty by the Board on not more than 60 days’ notice.10 In addition, the Sub-Advisory Agreements are required to terminate automatically and immediately upon their “assignment,” which could occur upon a change in control of the Sub-Advisers.11

Each Wholly-Owned Sub-Adviser is expected to run its own day-to-day operations and each will have its own investment personnel.12 Therefore, in certain instances, appointing certain Wholly-Owned Sub-Advisers could be viewed as a change in management and, as a result, an “assignment” within the meaning of the 1940 Act. Rule 2a-6 under the 1940 Act provides an exemption from the shareholder voting requirements in Section 15(a) of the 1940 Act for certain transactions that do not result in a “change in actual control or management of the investment adviser” to a registered investment company. The Applicants believe that Rule 2a-6 under the 1940 Act may not in all circumstances provide a safe harbor to approve or materially amend Sub-Advisory Agreements with Wholly-Owned Sub-Advisers without obtaining shareholder approval as required under Section 15(a) of the 1940 Act.

2. Requested Relief

Applicants seek relief to (i) select Sub-Advisers to manage all or a portion of the assets of a Sub-Advised Fund and enter into Sub-Advisory Agreements and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers, each subject to the approval of the Board, including a majority of the Independent Trustees, without obtaining shareholder approval required under Section 15(a) of the 1940 Act. The Applicants believe that the relief sought should be granted by the Commission because (1) the Adviser either operates a Sub-Advised Fund, or may operate a Sub-Advised Fund, in a manner that is different from conventional investment companies; (2) the relief will benefit shareholders by enabling the Sub-Advised Fund to operate in a less costly and more efficient manner; and (3) the Applicants will consent to a number of conditions that adequately address the policy concerns of Section 15(a) of the 1940 Act, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight.

10 See Section 15(a)(3) of the 1940 Act.

11 See Section 15(a)(4) of the 1940 Act. Section 2(a)(4) of the 1940 Act defines “assignment” as any direct or indirect transfer or hypothecation of a contract.

12 It is possible, however, that a Wholly-Owned Sub-Adviser may share certain investment personnel with an Adviser.

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i. Operation of the Trusts

Section 15(a) was designed to protect the interests and expectations of a registered investment company’s shareholders by requiring that they approve investment advisory contracts, including sub-advisory contracts.13 Section 15(a) is predicated on the belief that if a registered investment company is to be managed by an investment adviser different from the investment adviser selected by shareholders at the time of the investment, the new investment adviser should be approved by shareholders.14 The relief sought in this Application is consistent with this public policy.

In the case of a traditional investment company, the investment adviser is a single entity that employs one or more individuals as portfolio managers to make the day-to-day investment decisions. The investment adviser may terminate or hire portfolio managers without board or shareholder approval and has sole discretion to set the compensation it pays to the portfolio managers. Alternatively for multi-manager funds, the investment adviser is not normally responsible for the day-to-day investment decisions, and instead the investment adviser selects, supervises, and evaluates sub-advisers who ultimately are responsible for the day-to-day investment decisions.

Primary responsibility for management of a Sub-Advised Fund’s assets, including the selection and supervision of the Sub-Advisers, is vested in the Adviser, subject to the oversight of the Board. Applicants believe that it is consistent with the protection of investors to vest the selection and supervision of the Sub-Advisers in the Adviser in light of the management structure of the Sub-Advised Funds, as well as the shareholders’ expectation that the Adviser is in possession of information necessary to select the most capable Sub-Advisers. The Adviser has the requisite expertise to evaluate, select and supervise the Sub-Advisers. The Adviser will not normally make day-to-day investment decisions for a Sub-Advised Fund.15

From the perspective of the shareholder, the role of the Sub-Advisers is substantially equivalent to the role of the individual portfolio managers employed by an investment adviser to a traditional investment company. The individual portfolio managers and the Sub-Advisers are each charged with the selection of portfolio investments in accordance with a Sub-Advised Fund’s investment objectives and policies and have no broad supervisory, management or administrative responsibilities with respect to a Sub-Advised Fund. Shareholders expect the Adviser, subject to review and approval of the Board to select the Sub-Advisers who are in the best position to achieve the Sub-Advised Fund’s investment objectives. Shareholders also rely on the Adviser for the overall management of a Sub-Advised Fund and the Sub-Advised Fund’s total investment performance.

13 See Section 1(b)(6) of the 1940 Act.

14 Hearing on S.3580 before a Subcomm. of the Senate Comm. on Banking and Currency, 76th Cong., 3d Sess. 253 (1940) (statement of David Schenker).

15 Although the Adviser will not normally make such day-to-day investment decisions, it may manage all or a portion of the assets of a Sub-Advised Fund from time to time.

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Whenever required by Section 15(c) of the 1940 Act, the Board will request and the Adviser and each Sub-Adviser will furnish such information as may be reasonably necessary for the Board to evaluate the terms of the Investment Management Agreement and the Sub-Advisory Agreements. The information that is provided to the Board will be maintained as part of the records of the Sub-Advised Fund in accordance with the applicable recordkeeping requirements under the 1940 Act and made available to the Commission in the manner prescribed by the 1940 Act.

In addition, the Adviser and the Board will consider the reasonableness of a Sub-Adviser’s compensation with respect to each Sub-Advised Fund for which the Sub-Adviser will provide portfolio management services. The Sub-Adviser’s fee, whether payable by the Adviser or directly payable by a Sub-Advised Fund, directly bears on the amount and reasonableness of the Adviser’s fee payable by a Sub-Advised Fund. Accordingly, the Adviser and the applicable Board will consider the fees paid to Sub-Advisers in evaluating the reasonableness of the overall arrangements, consistent with the requirements of Section 15(c) of the 1940 Act.

ii. Lack of Economic Incentives

With respect to the relief sought herein, the Applicants believe that to the extent the Adviser had an economic incentive in selecting a Sub-Adviser, it would not be able to act to the detriment of the shareholders of the Sub-Advised Fund because of the conditions set forth in this Application.

Applicants assert that conditions 6, 7, 10 and 11 are designed to provide the Board with sufficient independence and the resources and information it needs to monitor and address any conflicts of interest. A majority of the entire Board will be Independent Trustees. For any Sub-Advised Fund that uses an Affiliated Sub-Adviser, including, but not limited to, a Wholly-Owned Sub-Adviser, a condition requires the Board to make a separate finding, reflected in the Board minutes, that any change in Sub-Advisers to manage all or a portion of the assets of that Sub-Advised Fund is in the best interests of the Sub-Advised Fund and its shareholders. A new Sub-Adviser would also need to be approved by a majority of the Trustees who are subject to limits on their ability to have a financial interest in that Sub-Adviser. If the Adviser proposes to terminate a Non-Affiliated Sub-Adviser and hire a Wholly-Owned Sub-Adviser for a Sub-Advised Fund, the fees and other terms of the Sub-Advisory Agreement will be reviewed by the Board, including a majority of the Independent Trustees, under Section 15(c) of the 1940 Act, and the management fee paid to the Adviser by the Sub-Advised Fund would remain subject to annual review by the Board. Each Sub-Advisory Agreement would also remain subject to the annual review by the Board, including a majority of the Independent Trustees.

iii. Benefits to Shareholders

If a new Sub-Adviser were to be retained by the Adviser on behalf of a Sub-Advised Fund today, the shareholders of the Sub-Advised Fund will be required to approve the Sub-Advisory Agreement. Similarly, if existing Sub-Advisory Agreements are amended in any material respect, approval by the shareholders of the affected Sub-Advised Fund is required. Moreover, if Sub-Advisory Agreements were “assigned” as a result of a change in control of the Sub-Advisers, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser. In all these instances, the need for shareholder approval requires the Sub-Advised Fund to call and hold a shareholder meeting, create and distribute proxy materials, and solicit votes from shareholders on behalf of the Sub-Advised Fund, and generally necessitates the retention of a proxy solicitor. This process is time-intensive, expensive and slow, and, in the case of a poorly performing Sub-Adviser or one whose management team has parted ways with the Sub-Adviser, potentially harmful to the Sub-Advised Fund and its shareholders.

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As noted above, shareholders investing in a Sub-Advised Fund that has Sub-Advisers are effectively hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, monitoring, recommending and evaluating the Sub-Advisers rather than by the Adviser hiring its own employees to manage the assets of the Sub-Advised Fund directly. Applicants believe that permitting the Adviser to perform the duties for which the shareholders of the Sub-Advised Fund are paying the Adviser – the selection, supervision and evaluation of the Sub-Advisers – without incurring unnecessary delays or expenses is appropriate in the interest of the Sub-Advised Fund’s shareholders and will allow such Sub-Advised Fund to operate more efficiently. Without the delay inherent in holding shareholder meetings (and the attendant difficulty in obtaining the necessary quorum), the Sub-Advised Fund will be able to replace Sub-Advisers more quickly and at less cost, when the Board, including a majority of the Independent Trustees, and the Adviser believe that a change would benefit a Sub-Advised Fund and its shareholders. Without the requested relief, a Sub-Advised Fund may, for example, be left in the hands of a Sub-Adviser that may be unable to manage a Sub-Advised Fund’s assets diligently because of diminished capabilities resulting from loss of personnel or decreased motivation resulting from an impending termination of the Sub-Adviser. Moreover, if a Sub-Advisory Agreement were “assigned” as a result of a change in control of the Sub-Adviser, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser.

If the relief requested is granted, the Investment Management Agreement will continue to be fully subject to Section 15(a) of the 1940 Act. Moreover, the Board will consider the Investment Management Agreement and Sub-Advisory Agreements in connection with its annual contract renewal process under Section 15(c) of the 1940 Act, and the standards of Section 36(b) of the 1940 Act will be applied to the fees paid by the Adviser or a Sub-Advised Fund, as applicable, to each Sub-Adviser.

iv. Shareholder Notification

With the exception of the relief requested in connection with the Aggregate Fee Disclosure (as defined below), the prospectus and statement of additional information (the “SAI”) for each Sub-Advised Fund will include all information required by Form N-1A concerning the Sub-Advisers. If new Sub-Advisers are retained or Sub-Advisory Agreements are materially amended, the Sub-Advised Fund’s prospectus and SAI will be supplemented promptly pursuant to Rule 497(e) under the Securities Act of 1933, as amended (the “Securities Act”).

11

If a new Sub-Adviser is hired, the Sub-Advised Fund will inform shareholders of the hiring of a new Sub-Adviser pursuant to the following procedures (“Modified Notice and Access Procedures”): (a) within 90 days after a new Sub-Adviser is hired for any Sub-Advised Fund, that Sub-Advised Fund will send its shareholders either a Multi-manager Notice or a Multi-manager Notice and Multi-manager Information Statement;16 and (b) the Sub-Advised Fund will make the Multi-manager Information Statement available on the Website identified in the Multi-manager Notice no later than when the Multi-manager Notice (or Multi-manager Notice and Multi-manager Information Statement) is first sent to shareholders, and will maintain it on that Website for at least 90 days.

In the circumstances described in this Application, a proxy solicitation to approve the appointment of new Sub-Advisers provides no more meaningful information to shareholders than the proposed Multi-manager Information Statement. Moreover, as indicated above, the Board would comply with the requirements of Sections 15(a) and 15(c) of the 1940 Act before entering into or amending Sub-Advisory Agreements.

Prior to any Sub-Advised Fund relying on the requested relief in this Application, the Board, including its Independent Trustees, will have approved its operations as described herein. Additionally, the shareholders of the applicable Sub-Advised Fund have approved, or will approve, its operation as described herein by a vote of a majority of the outstanding voting securities, within the meaning of the 1940 Act. A Sub-Advised Fund will be required, as provided in condition 1 below, to obtain shareholder approval to operate as a “multiple manager” fund as described herein (the “Multi-Manager Arrangement”) before relying on the order requested in this Application. If a Sub-Advised Fund obtains or has obtained shareholder approval of the Multi-Manager Arrangement before the order requested in this Application is issued, the prospectus for the Sub-Advised Fund will contain, at all times following that approval, the disclosures required by condition 2 to this Application. A Sub-Advised Fund whose prospectus did not, at all times following shareholder approval of the Multi-Manager Arrangement, contain the disclosures required by condition 2 will obtain shareholder approval before relying on the requested order.

B.	Fee Disclosure

1. Regulatory Background

Form N-1A is the registration statement used by open-end investment companies. Item 19(a)(3) of Form N-1A requires a registered investment company to disclose in its SAI the method of computing the “advisory fee payable” by the investment company, including the total dollar amounts that the investment company “paid to the adviser (aggregated with amounts paid to affiliated advisers, if any), and any advisers who are not affiliated persons of the adviser, under the investment advisory contract for the last three fiscal years.”

16 A “Multi-manager Notice” will be modeled on a Notice of Internet Availability as defined in Rule 14a-16 under the Exchange Act, and specifically will, among other things: (a) summarize the relevant information regarding the new Sub-Adviser (except as modified to permit Aggregate Fee Disclosure as defined in this Application); (b) inform shareholders that the Multi-manager Information Statement is available on a website; (c) provide the website address; (d) state the time period during which the Multi-Manager Information Statement will remain available on that website; (e) provide instructions for accessing and printing the Multi-manager Information Statement; and (f) instruct the shareholder that a paper or email copy of the Multi-manager Information Statement may be obtained, without charge, by contacting the Sub-Advised Fund. A “Multi-manager Information Statement” will meet the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Exchange Act for an information statement, except as modified by the requested order to permit Aggregate Fee Disclosure. Multi-manager Information Statements will be filed with the Commission via the EDGAR system.

12

Rule 20a-1 under the 1940 Act requires proxies solicited with respect to a registered investment company to comply with Schedule 14A under the Exchange Act. Item 22 of Schedule 14A sets forth the information that must be included in a registered investment company’s proxy statement. Item 22(c)(1)(ii) requires a proxy statement for a shareholder meeting at which action will be taken on an investment advisory agreement to describe the terms of the advisory contract, “including the rate of compensation of the investment adviser.” Item 22(c)(1)(iii) requires a description of the “aggregate amount of the investment adviser’s fees and the amount and purpose of any other material payments” by the investment company to the investment adviser, or any affiliated person of the investment adviser during the fiscal year. Item 22(c)(8) requires a description of “the terms of the contract to be acted upon and, if the action is an amendment to, or a replacement of, an investment advisory contract, the material differences between the current and proposed contract.” Finally, Item 22(c)(9) requires a proxy statement for a shareholder meeting at which a change in the advisory fee will be sought to state (i) the aggregate amount of the investment adviser’s fee during the last year; (ii) the amount that the adviser would have received had the proposed fee been in effect; and (iii) the difference between (i) and (ii) stated as a percent of the amount in (i). Together, these provisions may require a Sub-Advised Fund to disclose the fees paid to Sub-Advisers in connection with shareholder action with respect to entering into, or materially amending, an advisory agreement or establishing, or increasing, advisory fees.

Regulation S-X sets forth the requirements for financial statements required to be included as part of a registered investment company’s registration statement and shareholder reports filed with the Commission. Sections 6-07(2)(a), (b) and (c) of Regulation S-X require a registered investment company to include in its financial statement information about the investment advisory fees. These provisions may be deemed to require a Sub-Advised Fund’s financial statements to include information concerning fees paid to the Sub-Advisers. An exemption is requested to permit the Sub-Advised Fund to include only the Aggregate Fee Disclosure. All other items required by Sections 6-07(2)(a), (b) and (c) of Regulation S-X will be disclosed.

2. Requested Relief

Applicants seek relief to permit each Sub-Advised Fund to disclose (as a dollar amount and a percentage of a Sub-Advised Fund’s net assets) (a) the aggregate fees paid to the Adviser and any Wholly-Owned Sub-Advisers; (b) the aggregate fees paid to Non-Affiliated Sub-Advisers; and (c) the fee paid to each Affiliated Sub-Adviser (collectively, the “Aggregate Fee Disclosure”) in lieu of disclosing the fees that may be required by Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Section 6-07(2)(a), (b) and (c) of Regulation S-X. The Aggregate Fee Disclosure would be presented as both a dollar amount and as a percentage of the Sub-Advised Fund’s net assets.

As noted above, the Adviser may operate Sub-Advised Funds in a manner different from a traditional investment company. By investing in a Sub-Advised Fund, shareholders are hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, evaluating, monitoring and recommending Sub-Advisers rather than by hiring its own employees to manage the assets directly. The Adviser, under the supervision of the Board, is responsible for overseeing the Sub-Advisers and recommending their hiring and replacement. In return, the Adviser receives an advisory fee from each Sub-Advised Fund. The Adviser may compensate the Sub-Advisers, or the Sub-Advised Funds may compensate the Sub-Advisers directly. Disclosure of the individual fees that the Adviser or the Sub-Advised Fund would pay to the Sub-Advisers does not serve any meaningful purpose since investors pay the Adviser to oversee, monitor, evaluate and negotiate compensation of the Sub-Advisers. Applicants contend that the primary reasons for requiring disclosure of individual fees paid to Sub-Advisers are to inform shareholders of expenses to be charged by a particular Sub-Advised Fund and to enable shareholders to compare the fees to those of other comparable investment companies. Applicants believe that the requested relief satisfies these objectives because the advisory fee paid to the Adviser and the Aggregate Fee Disclosure will be fully disclosed and therefore, shareholders will know what the Sub-Advised Fund’s fees and expenses are and will be able to compare the advisory fees a Sub-Advised Fund is charged to those of other investment companies.

13

Indeed, in a more conventional arrangement, requiring a Sub-Advised Fund to disclose the fees negotiated between the Adviser and the Sub-Advisers would be the functional equivalent of requiring single adviser investment companies to disclose the salaries of individual portfolio managers employed by that investment adviser. In the case of a single adviser or traditional investment company, disclosure is made of the compensation paid to the investment adviser, but shareholders are not told or asked to vote on the salary paid by the investment adviser to individual portfolio managers. Similarly, in the case of a Sub-Advised Fund, the shareholders will have chosen to employ the Adviser and to rely upon the Adviser’s expertise in monitoring the Sub-Advisers, recommending the Sub-Advisers’ selection and termination (if necessary), and negotiating the compensation of the Sub-Advisers. There are no policy reasons that require shareholders of a Sub-Advised Fund to be informed of an individual Sub-Adviser’s fees any more than shareholders of a traditional investment company (single investment adviser) would be informed of the particular investment adviser’s portfolio managers’ salaries.17

The requested relief would benefit shareholders of the Sub-Advised Funds because it would improve the Adviser’s ability to negotiate the fees paid to Sub-Advisers. The Adviser’s ability to negotiate with the various Sub-Advisers would be adversely affected by public disclosure of fees paid to each Sub-Adviser. If the Adviser is not required to disclose the Sub-Advisers’ fees to the public, the Adviser may be able to negotiate rates that are below a Sub-Adviser’s “posted” amounts. Moreover, if one Sub-Adviser is aware of the advisory fee paid to another Sub-Adviser, the Sub-Adviser is unlikely to decrease its advisory fee below that amount. The relief will also encourage Sub-Advisers to negotiate lower sub-advisory fees with the Adviser if the lower fees are not required to be made public.

17 The relief would be consistent with the Commission’s disclosure requirements applicable to fund portfolio managers that were previously adopted. See Investment Company Act Release No. 26533 (Aug. 23, 2004). Under these disclosure requirements, a fund is required to include in its statement of additional information, among other matters, a description of the structure of and the method used to determine the compensation structure of its “portfolio managers.” Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure and method used to determine the compensation received by each portfolio manager employed by any Sub-Adviser. In addition to this disclosure with respect to portfolio managers, Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure of, and method used to determine, the compensation received by each Sub-Adviser.

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C.	Precedent

Applicants note that substantially the same exemptions requested herein with respect to relief from Section 15(a) for Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers, as well as relief from the disclosure requirements of the rules and forms discussed herein, have been granted previously by the Commission. See, e.g., The 2023 ETF Series Trust, Pictet Asset Management SA and Pictet Asset Management Ltd., Investment Company Act Release Nos. 36028 (March 20, 2026) (notice) and 36089 (April 15, 2026) (order); ETF Series Solutions and Defiance ETFs, Investment Company Act Release Nos. 35866 (January 12, 2026) (notice) and 35939 (February 9, 2026) (order); James Alpha Funds Trust d/b/a Easterly Funds Trust and Easterly Investment Partners LLC, Investment Company Act Rel. Nos. 35153 (March 12, 2024) (notice) and 35167 (April 9, 2024) (order); Elevation Series Trust and Sovereign’s Capital Management, LLC, Investment Company Act Rel. Nos. 35087 (January 9, 2024) (notice) and 35125 (February 6, 2024) (order); Catholic Responsible Investments Funds et al., Investment Company Act Rel. Nos. 34474 (January 19, 2022) (notice) and 34508 (February 15, 2022) (order); ETF Opportunities Trust et al., Investment Company Act Rel. Nos. 34463 (January 5, 2022) (notice) and 34494 (February 2, 2022) (order); The Advisors’ Inner Circle Fund et al., Investment Company Act Rel. Nos. 34184 (February 1, 2021) (notice) and 34216 (February 26, 2021) (order); Guinness Atkinson Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33813 (March 10, 2020) (notice) and 33849 (April 22, 2020) (order); ALPS Variable Investment Trust, et al., Investment Company Act Rel. Nos. 33468 (May 7, 2019) (notice) and 33500 (June 3, 2019) (order); Advisors Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33169 (July 24, 2018) (notice) and 33207 (August 21, 2018) (order); Destra Capital Advisors LLC, et al., Investment Company Act Rel. Nos. 32458 (January 30, 2017) (notice) and 32510 (February 27, 2017) (order); ETF Managers Group, et al., Investment Company Act Rel. Nos. 32317 (October 13, 2016) (notice) and 32358 (November 10, 2016) (order); ETF Series Solutions and AlphaClone, Inc., Investment Company Act Rel. Nos. 31906 (November 19, 2015) (notice) and 31938 (December 15, 2015) (order); Exchange Traded Concepts, LLC, et al., Investment Company Act Release Nos. 31453 (February 10, 2015) (notice) and 31502 (March 10, 2015) (order).

VII. Conditions

Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions18:

1.	Before a Sub-Advised Fund may rely on the order requested in the Application, the operation of the Sub-Advised Fund in the manner described in this Application, including the hiring of Wholly-Owned Sub-Advisers, will be, or has been, approved by a majority of the Sub-Advised Fund’s outstanding voting securities as defined in the 1940 Act, or in the case of a new Sub-Advised Fund whose public shareholders purchase shares on the basis of a prospectus containing the disclosure contemplated by condition 2 below, by the initial shareholder(s) before offering the Sub-Advised Fund’s shares to the public.

2.	The prospectus for each Sub-Advised Fund will disclose the existence, substance and effect of any order granted pursuant to this Application. Each Sub-Advised Fund will hold itself out to the public as employing the multi-manager structure described in this Application. Each prospectus will prominently disclose that the Adviser has the ultimate responsibility, subject to oversight by the Board, to oversee the Sub-Advisers and recommend their hiring, termination, and replacement.

3.	The Adviser will provide general management services to a Sub-Advised Fund, including overall supervisory responsibility for the general management and investment of the Sub-Advised Fund’s assets. Subject to review and approval of the Board, the Adviser will (a) set a Sub-Advised Fund’s overall investment strategies, (b) evaluate, select, and recommend Sub-Advisers to manage all or a portion of a Sub-Advised Fund’s assets, and (c) implement procedures reasonably designed to ensure that Sub-Advisers comply with a Sub-Advised Fund’s investment objective, policies and restrictions. Subject to the review by the Board, the Adviser will (a) when appropriate, allocate and reallocate a Sub-Advised Fund’s assets among Sub-Advisers; and (b) monitor and evaluate the performance of Sub-Advisers.

18 Applicants will only comply with conditions 7, 8, 9, and 12 if they rely on the Fee Disclosure Relief that would allow them to provide Aggregate Fee Disclosure.

15

4.	A Sub-Advised Fund will not make any Ineligible Sub-Adviser Changes without such agreement, including the compensation to be paid thereunder, being approved by the shareholders of the applicable Sub-Advised Fund.

5.	Sub-Advised Funds will inform shareholders of the hiring of a new Sub-Adviser within 90 days after the hiring of the new Sub-Adviser pursuant to the Modified Notice and Access Procedures.

6.	At all times, at least a majority of the Board will be Independent Trustees, and the selection and nomination of new or additional Independent Trustees will be placed within the discretion of the then-existing Independent Trustees.

7.	Independent Legal Counsel, as defined in Rule 0-1(a)(6) under the 1940 Act, will be engaged to represent the Independent Trustees. The selection of such counsel will be within the discretion of the then-existing Independent Trustees.

8.	The Adviser will provide the Board, no less frequently than quarterly, with information about the profitability of the Adviser on a per Sub-Advised Fund basis. The information will reflect the impact on profitability of the hiring or termination of any sub-adviser during the applicable quarter.

9.	Whenever a sub-adviser is hired or terminated, the Adviser will provide the Board with information showing the expected impact on the profitability of the Adviser.

10.	Whenever a sub-adviser change is proposed for a Sub-Advised Fund with an Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, the Board, including a majority of the Independent Trustees, will make a separate finding, reflected in the Board minutes, that such change is in the best interests of the Sub-Advised Fund and its shareholders and does not involve a conflict of interest from which the Adviser or the Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser derives an inappropriate advantage.

11.	No Trustee or officer of the Trust, a Sub-Advised Fund, or partner, director, manager or officer of the Adviser, will own directly or indirectly (other than through a pooled investment vehicle that is not controlled by such person) any interest in a Sub-Adviser except for (i) ownership of interests in the Adviser or any entity, except a Wholly-Owned Sub-Adviser, that controls, is controlled by, or is under common control with the Adviser, or (ii) ownership of less than 1% of the outstanding securities of any class of equity or debt of any publicly traded company that is either a Sub-Adviser or an entity that controls, is controlled by, or under common control with a Sub-Adviser.

16

12.	Each Sub-Advised Fund will disclose the Aggregate Fee Disclosure in its registration statement.

13.	Any new Sub-Advisory Agreement or any amendment to a Sub-Advised Fund’s existing Investment Management Agreement or Sub-Advisory Agreement that directly or indirectly results in an increase in the aggregate advisory fee rate payable by the Sub-Advised Fund will be submitted to the Sub-Advised Fund’s shareholders for approval.

14.	In the event the Commission adopts a rule under the 1940 Act providing substantially similar relief to that requested in the Application, the requested order will expire on the effective date of that rule.

VIII. Procedural Matters

All the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Trust authorizing the filing of the Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-3 to this Application. The verifications required by Rule 0-2(d) under the 1940 Act are included as Exhibits B-1 through B-3 to this Application. Marked copies of the Application are included as Exhibits D-1 and D-2 to this Application in accordance with the requirements of Rule 0-5(e) under the 1940 Act.

Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that the address of each Applicant is 290 Woodcliff Drive, Fairport, NY 14450, and that all written communications regarding this Application should be directed to the individuals and addresses indicated on the first page of this Application.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Order without holding a hearing.

IX. Conclusion

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest, consistent with the protection of investors and consistent with the purposes fairly intended by the policy and provisions of the 1940 Act.

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IX. Signatures

IN WITNESS WHEREOF, pursuant to the requirements of the 1940 Act, Applicants have caused this Application to be duly signed on August 21, 2026.

MANNING & NAPIER FUND, INC.

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: President

MANNING & NAPIER FUNDS TRUST

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: President

MANNING & NAPIER ADVISORS, LLC

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: Chief Financial Officer

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EXHIBIT INDEX

Authorization of Manning & Napier Fund, Inc.	Exhibit A-1
Authorization of Manning & Napier Funds Trust	Exhibit A-2
Authorization of Manning & Napier Advisors, LLC	Exhibit A-3
Verification of Manning & Napier Fund, Inc.	Exhibit B-1
Verification of Manning & Napier Funds Trust	Exhibit B-2
Verification of Manning & Napier Advisors, LLC	Exhibit B-3
The Funds and their Sub-Advisers	Exhibit C
Marked Copies of the Application Pursuant to Rule 0-5(e)	Exhibits D-1 and D-2

EXHIBIT A-1

MANNING & NAPIER FUND, INC.

Resolutions Adopted by the Board of

Directors Authorizing the Filing of the

Exemptive Application

Approved on May 19, 2026

RESOLVED, that the officers of Manning & Napier Fund, Inc. (the “Fund”) be, and they hereby are, authorized to file with the U.S. Securities and Exchange Commission, on behalf of the Fund, pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board of Directors’ approval and without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub-adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers.

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

EXHIBIT A-2

WRITTEN CONSENT OF SOLE INITIAL TRUSTEE

THE UNDERSIGNED, being the sole initial Trustee (“Initial Trustee”) of Manning & Napier Funds Trust (the “Trust”), a Delaware statutory trust, does hereby consent in accordance with the laws of the State of Delaware and Section 2 of Article IV of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), to the adoption of the following resolutions, which shall have the same force and effect as if adopted at a duly convened meeting of the Board of Trustees at which a quorum was present and voting throughout.

VOTED, that the officers of the Trust be, and they hereby are, authorized to file with the Commission, on behalf of the Trust, pursuant to Section 6(c) of the 1940 Act, an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board’s approval and without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub-adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers.

VOTED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

VOTED, that the officers of the Trust are authorized and directed to take such other action and execute such other documents as they may deem necessary or advisable, upon advice of counsel, to effectuate the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Sole Initial Trustee effective the 14th day of May, 2026.

/s/ Paul Battaglia

Paul Battaglia, Sole Initial Trustee

EXHIBIT A-3

AUTHORIZATION

The undersigned, Paul J. Battaglia, hereby certifies that he is the duly elected Chief Financial Officer of Manning & Napier Advisors, LLC (the “Advisor”), that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and By-laws of the Advisor have been taken and the person signing and filing the Application on behalf of the Advisor is fully authorized to do so.

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: Chief Financial Officer

EXHIBIT B-1

VERIFICATION

The undersigned, states that he has duly executed this Application for an Exemptive Order dated August 21, 2026, for and on behalf of the Manning & Napier Fund, Inc. (the “Company”), that he is the President of the Company; and that all action by trustees and other persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: President

EXHIBIT B-2

VERIFICATION

The undersigned, states that he has duly executed this Application for an Exemptive Order dated August 21, 2026, for and on behalf of the Manning & Napier Funds Trust (the “Trust”), that he is the President of the Trust and that all action by trustees and other persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: President

EXHIBIT B-3

VERIFICATION

The undersigned, states that he has duly executed this Application for an Exemptive Order dated August 21, 2026, for and on behalf of Manning & Napier Advisors LLC; that he is the Chief Financial Officer of such company; and that all action by officers and other persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

By:	/s/ Paul J. Battaglia

Name: Paul J. Battaglia
Title: Chief Financial Officer

EXHIBIT C

MANNING & NAPIER FUND, INC.	MANNING & NAPIER FUNDS TRUST	SUB-ADVISER
Callodine Equity Income Series		Callodine Capital Management, LP
Core Bond Series		N/A
Credit Series		N/A
Disciplined Value Series		N/A
Diversified Tax Exempt Series		N/A
Equity Series		N/A
High Yield Bond Series		N/A
Overseas Series		N/A
Pro-Blend® Conservative Term Series		N/A
Pro-Blend® Extended Term Series		N/A
Pro-Blend® Maximum Term Series		N/A
Pro-Blend® Moderate Term Series		N/A
Rainier International Discovery Series		Rainier Investment Management, LLC
Systematic High Yield Bond Series		N/A
Unconstrained Bond Series		N/A
	Callodine BDC Income ETF	Callodine Capital Management, LP

EXHIBIT D-1

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

File No. ~~812 -15921~~812-16059

As filed with the Securities and Exchange Commission on August [XX], 2026

~~UNITED STATES OF AMERICA~~

~~BEFORE THE~~

~~SECURITIES AND EXCHANGE COMMISSION~~

~~Amended and Restated Application for an Order Pursuant to Section 6(c) of the Investment Company Act of 1940 (the “1940 Act”) for an Exemption from Certain Provisions of Section 15(a) of the 1940 Act and Certain Disclosure Requirements under Various Rules and Forms.~~

U.S. Securities and Exchange Commission
Washington, D.C. 20549

AMENDED AND RESTATED APPLICATION FOR
AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c)
OF THE INVESTMENT COMPANY ACT OF 1940,
AS AMENDED (THE “1940 ACT”),
FROM CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT
AND CERTAIN DISCLOSURE REQUIREMENTS UNDER
VARIOUS RULES AND FORMS

In the Matter of

Manning & Napier Fund, Inc. Manning & Napier Funds Trust 290 Woodcliff Drive Fairport, NY 14450	Manning & Napier Advisors, LLC 290 Woodcliff Drive Fairport, NY 14450

~~The 2023 ETF Series Trust~~

~~c/o Tidal ETF Services LLC~~

~~234 West Florida Street, Suite 203~~

~~Milwaukee, Wisconsin 53204~~

~~Pictet Asset Management SA~~

~~60 Route Des Acacias~~

~~Geneva, Switzerland~~

~~and~~

~~Pictet Asset Management Ltd.~~

~~Moor House, 120 London Wall~~

~~London, United Kingdom EC2Y~~

 Please ~~send~~direct all communications ~~and orders~~regarding this Application to:

Paul J. Battaglia c/o Manning & Napier Fund, Inc. 290 Woodcliff Drive Fairport, NY 14450

with a copy to:

Sean Graber (sean.graber@morganlewis.com) Timothy W. Levin (timothy.levin@morganlewis.com) Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, Pennsylvania 19103

~~Lissa Richter, Secretary~~

~~2023 ETF Series Trust~~

~~234 West Florida Street, Suite 203~~

~~Milwaukee, Wisconsin 53204~~

~~with a copy to:~~

~~Christopher Menconi, Esquire~~

~~Morgan, Lewis & Bockius LLP~~

~~1111 Pennsylvania Avenue, NW~~

~~Washington, DC 20004~~

~~Page 1 of 25 sequentially numbered pages~~This Application (including ~~exhibits)~~Exhibits) contains [__] pages.

~~As filed with the Securities and Exchange Commission on March 4, 2026~~

I. Introduction

~~I. INTRODUCTION~~

The ~~2023 ETF Series~~Manning & Napier Fund, Inc. and Manning & Napier Funds Trust (~~the~~each, a “Trust”~~) and Pictet Asset Management SA and Pictet Asset Management Ltd. (each, an “Adviser”~~  and together, the “~~Advisers,” and~~Trusts”) and Manning & Napier Advisors, LLC (the “Adviser” and, together with the ~~Trust~~Trusts, the “Applicants”),1 ~~each,~~ a registered investment adviser to one or more series of shares offered by the ~~Trust~~Trusts, hereby submit this amended and restated application (the “Application”) to the U.S. Securities and Exchange Commission (the “Commission”) for an order of exemption pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). ~~The Trust~~Manning & Napier Fund, Inc. is registered with the Commission as an open-end investment company that offers one or more series of shares ~~(“Funds”), including Funds~~ for which ~~an~~the Adviser serves as an investment adviser and Manning & Napier Funds Trust is an open-end management company that will offer one of more series of shares for which the Adviser will serve as investment adviser (each, a “Fund” and collectively, the “~~Existing~~ Funds”), both pursuant to a registration statement on Form N-1A filed with the Commission under the Securities Act of 1933 (the “Securities Act”) and the 1940 Act.2 Applicants request that the relief sought herein apply to the Applicants, including the ~~Existing~~ Funds, as well as to any future series of the ~~Trust~~Trusts and any other existing or future registered open-end management investment company or series thereof that, in each case, is advised by ~~an~~the Adviser, uses the multi-manager structure described in this Application, and complies with the terms and conditions set forth herein (each, a “Sub-Advised Fund” and collectively, the “Sub-Advised Funds”).

Applicants request an order exempting Applicants from Section 15(a) of the 1940 Act to permit the Adviser, subject to the approval of the Board of Trustees/Directors of ~~the~~a Trust (the “Board”),3 including a majority of the Trustees/Directors who are not “interested persons” of the Trust, the Sub-Advised Funds or the Adviser as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), to, without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers (each, a “Sub-Adviser” and collectively, the “Sub-Advisers”) to manage all or a portion of the assets of a Sub-Advised Fund and enter into investment sub-advisory agreements with the Sub-Advisers (each, a “Sub-Advisory Agreement” and collectively, the “Sub-Advisory Agreements”); and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers. As used herein, a Sub-Adviser for a Sub-Advised Fund is (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in Section 2(a)(43) of the 1940 Act) of the Adviser for that Sub-Advised Fund, or (2) a sister company of the Adviser for that Sub-Advised Fund that is an indirect or direct wholly-owned subsidiary of the same company that, indirectly or directly, wholly owns the Adviser (each of (1) and (2), a “Wholly-Owned Sub-Adviser” and collectively, the “Wholly-Owned Sub-Advisers”), or (3) not an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) of the Sub-Advised Fund, the ~~Trust~~Trusts, or the Adviser, except to the extent that an affiliation arises solely because the Sub-Adviser serves as a sub-adviser to a Sub-Advised Fund (each, a “Non-Affiliated Sub-Adviser” and collectively, the “Non-Affiliated Sub-Advisers”).4

1 The term “Adviser” includes (i) ~~the~~an Adviser and (ii) any entity controlling, controlled by or under common control with, the Adviser or its successors. For purposes of the requested order, “successor” is limited to an entity that results from a reorganization into another jurisdiction or a change in the type of business organization.

2 The ~~Existing~~ Funds and their current Sub-Advisers (as that term is defined herein) are identified on Exhibit C.

3 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund (as that term is defined herein), if different.

4 Section 2(a)(3) of the 1940 Act defines “affiliated person” as follows:

Affiliated person of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof. Section 2(a)(43) of the 1940 Act defines “wholly owned subsidiary” of a person as a company 95 per centum or more of the outstanding voting securities of which are, directly or indirectly, owned by such person.

Applicants also apply for an order of the Commission under Section 6(c) of the 1940 Act exempting the Sub-Advised Funds from certain disclosure obligations under the following rules and forms: (i) Item 19(a)(3) of Form N-1A; (ii) Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8), and 22(c)(9) of Schedule 14A under the Securities Exchange Act of 1934 (the “Exchange Act”); and (iii) Sections 6-07(2)(a), (b), and (c) of Regulation S-X (sometimes referred to herein as the “Fee Disclosure Relief”).

All registered open-end investment companies that currently intend to rely on the requested order are named as Applicants. All series that currently intend to be Sub-Advised Funds are identified on Exhibit C of the Application. The existing Sub-Advisers to the ~~Existing~~ Funds are also identified on Exhibit C of the Application. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application.5

Applicants are seeking this exemption primarily to enable the Adviser and the Board to obtain for each Sub-Advised Fund the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage all or a portion of the assets of the Sub-Advised Fund, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening special meetings of shareholders to approve the Sub-Advisory Agreements. Under this structure, the Adviser, in its capacity as investment adviser, evaluates, allocates assets to, and oversees, the Sub-Advisers, and makes recommendations about their hiring, termination and replacement to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure.

If the relief sought is granted, the Adviser, with the approval of the Board, including a majority of the Trustees/Directors who are Independent Trustees, would on behalf of each Sub-Advised Fund, and without obtaining shareholder approval, be permitted to (i) hire a Non-Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, including terminating an existing sub-adviser and replacing it with one or more Non-Affiliated Sub-Advisers or Wholly-Owned Sub-Advisers, and (ii) materially amend Sub-Advisory Agreements with Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers. Shareholder approval will continue to be required for any other sub-adviser changes and material amendments to any existing Sub-Advisory Agreement with any sub-adviser other than a Non-Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser (all such changes requiring shareholder approval referred to herein as “Ineligible Sub-Adviser Changes”), except as otherwise permitted by applicable law or rule.

5 The requested relief will not extend to any sub-adviser, other than a Wholly-Owned Sub-Adviser, who is an affiliated person, as defined in Section 2(a)(3) of the 1940 Act, of the Sub-Advised Fund or of the Adviser, other than by reason of serving as a sub-adviser to one or more of the Sub-Advised Funds (“Affiliated Sub-Adviser”).

For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the Sub-Advised Funds would benefit from the requested relief by avoiding delays in hiring or replacing Sub-Advisers and costs associated with the proxy solicitation to approve new or amended Sub-Advisory Agreements.

II. The Trusts

~~II. THE TRUST~~

~~The Trust~~ Manning & Napier Fund, Inc. is organized as a ~~Delaware statutory trust~~Maryland corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. ~~The Trust~~Manning & Napier Fund, Inc. has registered shares of the ~~Existing~~ Funds under the Securities Act, and the ~~Existing~~ Funds are advised~~, or will be advised,~~  by the Adviser. ~~The~~

Manning & Napier Funds Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. Manning & Napier Funds Trust has filed a registration statement on Form N-1A to register shares of the Callodine BDC Income ETF under the Securities Act. The registration statement is not effective as of the date of this filing. The Callodine BDC Income ETF will be advised by the Adviser.

Each Trust is subject to the oversight of ~~a~~the Board of Trustees/Directors, the majority of whom are Independent Trustees. The Adviser will serve as “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Sub-Advised Fund. The ~~Trust~~Trusts and the Sub-Advised Funds are not required to hold annual shareholder meetings.

Each Sub-Advised Fund has or will have its own distinct investment objective, policies and restrictions. Shares of each Sub-Advised Fund are or will be offered pursuant to a registration statement filed on Form N-1A.

III. The Adviser

~~III. THE ADVISER~~

The Adviser will serve as “investment adviser” to each Sub-Advised Fund pursuant to an investment advisory agreement with the applicable registered open-end management investment company of which the Sub-Advised Fund is a series (each, an “Investment Management Agreement” and collectively, the “Investment Management Agreements”). ~~Pictet Asset Management Ltd. is a corporation formed under the laws of the United Kingdom~~ The Adviser is a Delaware limited liability company with its principal office ~~located at Moor House, 120 London Wall, London, United Kingdom, EC2Y~~at 290 Woodcliff Drive, Fairport, New York 14450 and is registered with the Commission as an investment adviser pursuant to Section 203 of the Investment Advisers ~~Act~~ of 1940, as amended (the “Advisers Act”)~~. Pictet Asset Management SA is a corporation formed under the laws of Switzerland with its principal office located at 60 Route des Acacias, Geneva, Switzerland and is also registered with the Commission as an investment adviser pursuant to Section 203 of Advisers Act. The Advisers are indirect wholly-owned subsidiaries of the Pictet Group~~. Any other Adviser will be registered with the Commission as an investment adviser under the Advisers Act.

The Investment Management Agreements for the ~~Existing~~ Funds were or will be, approved by the Board, including a majority of the Independent Trustees, and ~~will be approved~~ by the shareholders of each applicable Sub-Advised Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Investment Management Agreement will comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of an Investment Management Agreement, an Adviser, subject to the supervision of the Board, will provide continuous investment management of the assets of each Sub-Advised Fund.

The investment adviser to a Sub-Advised Fund will be responsible for determining the securities and other instruments to be purchased, sold or entered into by that Sub-Advised Fund and will place orders with brokers or dealers selected by the Adviser. The Adviser will also determine what portion of each Sub-Advised Fund’s portfolio will be invested in securities and other assets and what portion, if any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Sub-Advised Fund’s investment policies and strategies and, based on the need of a particular Sub-Advised Fund, may recommend changes to the investment policies and strategies of the Sub-Advised Fund for consideration by the Board.

Consistent with the terms of each Investment Management Agreement, the Adviser may, subject to the approval of the Board,6 including a majority of the Independent Trustees, and the shareholders of the applicable Sub-Advised Fund (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Sub-Advised Fund to one or more Sub-Advisers. In accordance with the Investment Management Agreement, the Adviser would supervise each Sub-Adviser in its performance of its duties with a view to preventing violations of the federal securities laws. The Adviser would continue to have overall responsibility for the management and investment of the assets of each Sub-Advised Fund, and the Adviser’s responsibilities would include, for example, recommending the removal or replacement of the Sub-Advisers and determining the portion of the Sub-Advised Fund’s assets to be managed by any given Sub-Adviser and reallocating those assets as necessary from time to time. If the Adviser determined to delegate portfolio management responsibilities to one or more Sub-Advisers, the Adviser would evaluate, select and recommend Sub-Advisers to manage the assets (or portion thereof) of a Sub-Advised Fund, and oversee, monitor and review the Sub-Advisers, their performance and their compliance with the Sub-Advised Fund’s investment policies and restrictions. If the name of any Sub-Advised Fund contains the name of a Sub-Adviser, the name of the Adviser that serves as the primary adviser to the Sub-Advised Fund, or a trademark or trade name that is owned by or publicly used to identify that Adviser, will precede the name of the Sub-Adviser.

For its services to a Sub-Advised Fund under an Investment Management Agreement, the Adviser will receive an investment management fee from that Sub-Advised Fund. A Sub-Adviser will receive an investment management fee from the Adviser.7The fee paid to a Sub-Adviser would be a result of negotiations between the Adviser and the Sub-Adviser and would be approved by the Board, including a majority of the Independent Trustees.

6 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund.

7 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

IV. The Sub-Advisers

~~IV. THE SUB-ADVISERS~~

The Adviser has entered or will enter into Sub-Advisory Agreements with Sub-Advisers with respect to the relevant ~~Existing~~ Funds. The Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, and ~~will be approved~~ by shareholders of each relevant ~~Existing~~ Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement with each Sub-Adviser with respect to the relevant ~~Existing~~ Funds will comply with Section 15(a) of the 1940 Act. The Adviser may, in the future, enter into additional Sub-Advisory Agreements with other Sub-Advisers with respect to a particular Sub-Advised Fund.

The Sub-Advisers to the ~~Existing~~ Funds are or will be, and any future Sub-Advisers will be, “investment advisers” to the Sub-Advised Funds within the meaning of Section 2(a)(20) of the 1940 Act and provide, or will provide, investment management services to the Sub-Advised Funds subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers to the ~~Existing~~ Funds are or will be, and any future Sub-Advisers will be, registered with the Commission as investment advisers under the Advisers Act or exempt from such registration. The Adviser will select Sub-Advisers based on the Adviser’s evaluation of the Sub-Advisers’ skills in managing assets pursuant to particular investment styles, and will recommend their hiring to the Board. The Adviser may employ multiple Sub-Advisers for certain Sub-Advised Funds. In those instances, the Adviser would allocate and, as appropriate, reallocate a Sub-Advised Fund’s assets among the Sub-Advisers, and the Sub-Advisers would have management oversight of that portion of the Sub-Advised Fund allocated to each of them.

The Adviser will engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and make recommendations to the Board as needed. The Adviser will also negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to each Sub-Adviser, and make recommendations to the Board as needed.

The Sub-Advisers, subject to the supervision of the Adviser and oversight of the Board, will determine the securities and other instruments to be purchased, sold or entered into by a Sub-Advised Fund’s portfolio or a portion thereof, and will place orders with brokers or dealers that they select. The Sub-Advisers will keep certain records required by the 1940 Act and the Advisers Act to be maintained on behalf of the relevant Sub-Advised Fund, and will assist the Adviser to maintain the Sub-Advised Fund’s compliance with the relevant requirements of the 1940 Act. The Sub-Advisers will monitor the respective Sub-Advised Fund’s investments and will provide periodic reports to the Board and the Adviser. The Sub-Advisers will also make their officers and employees available to the Adviser and the Board to review the investment performance and investment policies of the Sub-Advised Fund.

Any Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, in accordance with Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act. Each Sub-Advisory Agreement will precisely describe the compensation that the Sub-Adviser will receive for providing services to the relevant Sub-Advised Fund, and will provide that (1) it will continue in effect for more than an initial term of up to two years from the date of its original approval only so long as such continuance is specifically approved at least annually by the Board at the times and in the manner required by Section 15(c) of the 1940 Act, (2) it may be terminated at any time, without the payment of any penalty, by the Adviser, the Board or by the shareholders of the relevant Sub-Advised Fund on not more than sixty days’ written notice to the Sub-Adviser, and (3) it will terminate automatically in the event of its “assignment,” as defined in Section 2(a)(4) of the 1940 Act. To the extent required by law, the Applicants will continue the shareholder approval process for Sub-Advisory Agreements until such time as the Commission grants the requested exemptive relief to the Applicants. The Sub-Advisory Agreements will set forth the duties of the Sub-Advisers and precisely describe the compensation to be paid by the Adviser to the Sub-Advisers.

The terms of any Sub-Advisory Agreements also will be reviewed and renewed on an annual basis by the Board, including a majority of the Independent Trustees in accordance with Section 15(c) of the 1940 Act. The Board will dedicate substantial time each year to the review of contract matters, including matters relating to the Investment Management Agreements and Sub-Advisory Agreements. The Board will request and review comprehensive materials received from the Adviser, the Sub-Advisers, fund counsel and, when appropriate or necessary, independent third parties. The Board will consist of a majority of Independent Trustees. The Applicants will continue this annual review and renewal process for Sub-Advisory Agreements in accordance with the 1940 Act if the relief requested herein is granted by the Commission.

The Board will review information provided by the Adviser and Sub-Advisers when it is asked to approve or renew Sub-Advisory Agreements. A Sub-Advised Fund will disclose in its statutory prospectus that a discussion regarding the basis for the Board’s approval and renewal of the Investment Management Agreement and any applicable Sub-Advisory Agreements is available in the Sub-Advised Fund’s annual or semi-annual report to shareholders for the relevant period in accordance with Item 10(a)(1)(iii) of Form N-1A. The information provided to the Board will be maintained as part of the records of the respective Sub-Advised Fund pursuant to Rule 31a-1(b)(4) and Rule 31a-2 under the 1940 Act.

Pursuant to the Sub-Advisory Agreements, the Adviser will agree to pay the applicable Sub-Advisers a fee out of the fee paid to the Adviser under the Investment Management Agreement.8 Each Sub-Adviser will bear its own expenses of providing investment management services to the relevant Sub-Advised Fund.

A Fund will not rely on the requested order if the operation of such Fund in the manner described in this Application has not been approved as provided in condition 1 set out in Section VII below.9 A Fund’s prospectus will, at all times that such Fund is relying on the requested order, contain the disclosure required by condition 2 set out in Section VII below.

V. Request For Exemptive Relief

~~V. REQUEST FOR EXEMPTIVE RELIEF~~

Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction or any class or classes of persons, securities, or transactions from any provisions of the 1940 Act, or any rule thereunder, if such relief is necessary or appropriate in the public interest and consistent with the protection of investors and purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard.

8 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

9 A Fund will be required to obtain shareholder approval of the multi-manager structure before relying on the order requested in this Application. If a Fund obtains shareholder approval of the multi-manager structure prior to the requested order being granted, such Fund’s prospectus will disclose at all times following that approval the potential existence, substance, and effect of the requested order and the other disclosures provided for in condition 2 below. If a Fund’s prospectus did not, at all times following shareholder approval of the multi-manager structure, contain appropriate disclosure that such Fund has applied for, or has received, exemptive relief to operate under the multi-manager structure, as required by condition 2 to this Application, the Fund will obtain shareholder approval before relying on the order.

~~VI. EXEMPTIVE RELIEF REQUESTED AND APPLICABLE LAW~~

VI. Exemptive Relief Requested And Applicable Law

A.	Shareholder Vote

~~1.~~ 1. Regulatory Background

Section 15(a) of the 1940 Act states, in part, that it is unlawful for any person to act as an investment adviser to a registered investment company “except pursuant to a written contract, which contract, whether with such registered company or with an investment adviser of such registered company, has been approved by the vote of a majority of the outstanding voting securities of such registered company.”

Section 2(a)(20) of the 1940 Act defines an “investment adviser” as including any person who, pursuant to an agreement with such registered investment company or with an investment adviser of such registered investment company, is empowered to determine what securities or other property shall be purchased or sold by such registered investment company. Consequently, the Sub-Advisers are deemed to be within the definition of an “investment adviser” and therefore, the Sub-Advisory Agreements are each subject to Section 15(a) of the 1940 Act to the same extent as the Investment Management Agreement.

Section 15(a) of the 1940 Act requires a majority of the outstanding voting securities of a Sub-Advised Fund to approve Sub-Advisory Agreements whenever the Adviser proposes to the Board to hire new Sub-Advisers to manage the assets of a Sub-Advised Fund and would also require shareholder approval by a majority vote for any material amendment to Sub-Advisory Agreements.

The Sub-Advisory Agreement must precisely describe all compensation to be paid thereunder and provide for its termination without penalty by the Board on not more than 60 days’ notice.10 In addition, the Sub-Advisory Agreements are required to terminate automatically and immediately upon their “assignment,” which could occur upon a change in control of the Sub-Advisers.11

Each Wholly-Owned Sub-Adviser is expected to run its own day-to-day operations and each will have its own investment personnel.12 Therefore, in certain instances, appointing certain Wholly-Owned Sub-Advisers could be viewed as a change in management and, as a result, an “assignment” within the meaning of the 1940 Act. Rule 2a-6 under the 1940 Act provides an exemption from the shareholder voting requirements in Section 15(a) of the 1940 Act for certain transactions that do not result in a “change in actual control or management of the investment adviser” to a registered investment company. The Applicants believe that Rule 2a-6 under the 1940 Act may not in all circumstances provide a safe harbor to approve or materially amend Sub-Advisory Agreements with Wholly-Owned Sub-Advisers without obtaining shareholder approval as required under Section 15(a) of the 1940 Act.

10 See Section 15(a)(3) of the 1940 Act.

11 See Section 15(a)(4) of the 1940 Act. Section 2(a)(4) of the 1940 Act defines “assignment” as any direct or indirect transfer or hypothecation of a contract.

12 It is possible, however, that a Wholly-Owned Sub-Adviser may share certain investment personnel with an Adviser.

~~2.~~ 2. Requested Relief

Applicants seek relief to (i) select Sub-Advisers to manage all or a portion of the assets of a Sub-Advised Fund and enter into Sub-Advisory Agreements and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers, each subject to the approval of the Board, including a majority of the Independent Trustees, without obtaining shareholder approval required under Section 15(a) of the 1940 Act. The Applicants believe that the relief sought should be granted by the Commission because (1) the Adviser either operates a Sub-Advised Fund, or may operate a Sub-Advised Fund, in a manner that is different from conventional investment companies; (2) the relief will benefit shareholders by enabling the Sub-Advised Fund to operate in a less costly and more efficient manner; and (3) the Applicants will consent to a number of conditions that adequately address the policy concerns of Section 15(a) of the 1940 Act, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight.

~~i.~~        i. Operation of the ~~Trust~~Trusts

Section 15(a) was designed to protect the interests and expectations of a registered investment company’s shareholders by requiring that they approve investment advisory contracts, including sub-advisory contracts.13 Section 15(a) is predicated on the belief that if a registered investment company is to be managed by an investment adviser different from the investment adviser selected by shareholders at the time of the investment, the new investment adviser should be approved by shareholders.14 The relief sought in this Application is consistent with this public policy.

In the case of a traditional investment company, the investment adviser is a single entity that employs one or more individuals as portfolio managers to make the day-to-day investment decisions. The investment adviser may terminate or hire portfolio managers without board or shareholder approval and has sole discretion to set the compensation it pays to the portfolio managers. Alternatively for multi-manager funds, the investment adviser is not normally responsible for the day-to-day investment decisions, and instead the investment adviser selects, supervises, and evaluates sub-advisers who ultimately are responsible for the day-to-day investment decisions.

Primary responsibility for management of a Sub-Advised Fund’s assets, including the selection and supervision of the Sub-Advisers, is vested in the Adviser, subject to the oversight of the Board. Applicants believe that it is consistent with the protection of investors to vest the selection and supervision of the Sub-Advisers in the Adviser in light of the management structure of the Sub-Advised Funds, as well as the shareholders’ expectation that the Adviser is in possession of information necessary to select the most capable Sub-Advisers. The Adviser has the requisite expertise to evaluate, select and supervise the Sub-Advisers. The Adviser will not normally make day-to-day investment decisions for a Sub-Advised Fund.15

13 See Section 1(b)(6) of the 1940 Act.

14 Hearing on S.3580 before a Subcomm. of the Senate Comm. on Banking and Currency, 76th Cong., 3d Sess. 253 (1940) (statement of David Schenker).

15 Although the Adviser will not normally make such day-to-day investment decisions, it may manage all or a portion of the assets of a Sub-Advised Fund from time to time.

From the perspective of the shareholder, the role of the Sub-Advisers is substantially equivalent to the role of the individual portfolio managers employed by an investment adviser to a traditional investment company. The individual portfolio managers and the Sub-Advisers are each charged with the selection of portfolio investments in accordance with a Sub-Advised Fund’s investment objectives and policies and have no broad supervisory, management or administrative responsibilities with respect to a Sub-Advised Fund. Shareholders expect the Adviser, subject to review and approval of the Board to select the Sub-Advisers who are in the best position to achieve the Sub-Advised Fund’s investment objectives. Shareholders also rely on the Adviser for the overall management of a Sub-Advised Fund and the Sub-Advised Fund’s total investment performance.

Whenever required by Section 15(c) of the 1940 Act, the Board will request and the Adviser and each Sub-Adviser will furnish such information as may be reasonably necessary for the Board to evaluate the terms of the Investment Management Agreement and the Sub-Advisory Agreements. The information that is provided to the Board will be maintained as part of the records of the Sub-Advised Fund in accordance with the applicable recordkeeping requirements under the 1940 Act and made available to the Commission in the manner prescribed by the 1940 Act.

In addition, the Adviser and the Board will consider the reasonableness of a Sub-Adviser’s compensation with respect to each Sub-Advised Fund for which the Sub-Adviser will provide portfolio management services. The Sub-Adviser’s fee, whether payable by the Adviser or directly payable by a Sub-Advised Fund, directly bears on the amount and reasonableness of the Adviser’s fee payable by a Sub-Advised Fund. Accordingly, the Adviser and the applicable Board will consider the fees paid to Sub-Advisers in evaluating the reasonableness of the overall arrangements, consistent with the requirements of Section 15(c) of the 1940 Act.

~~ii.~~        ii. Lack of Economic Incentives

With respect to the relief sought herein, the Applicants believe that to the extent the Adviser had an economic incentive in selecting a Sub-Adviser, it would not be able to act to the detriment of the shareholders of the Sub-Advised Fund because of the conditions set forth in this Application.

Applicants assert that conditions 6, 7, 10 and 11 are designed to provide the Board with sufficient independence and the resources and information it needs to monitor and address any conflicts of interest. A majority of the entire Board will be Independent Trustees. For any Sub-Advised Fund that uses an Affiliated Sub-Adviser, including, but not limited to, a Wholly-Owned Sub-Adviser, a condition requires the Board to make a separate finding, reflected in the Board minutes, that any change in Sub-Advisers to manage all or a portion of the assets of that Sub-Advised Fund is in the best interests of the Sub-Advised Fund and its shareholders. A new Sub-Adviser would also need to be approved by a majority of the Trustees who are subject to limits on their ability to have a financial interest in that Sub-Adviser. If the Adviser proposes to terminate a Non-Affiliated Sub-Adviser and hire a Wholly-Owned Sub-Adviser for a Sub-Advised Fund, the fees and other terms of the Sub-Advisory Agreement will be reviewed by the Board, including a majority of the Independent Trustees, under Section 15(c) of the 1940 Act, and the management fee paid to the Adviser by the Sub-Advised Fund would remain subject to annual review by the Board. Each Sub-Advisory Agreement would also remain subject to the annual review by the Board, including a majority of the Independent Trustees.

~~iii.~~        iii. Benefits to Shareholders

If a new Sub-Adviser were to be retained by the Adviser on behalf of a Sub-Advised Fund today, the shareholders of the Sub-Advised Fund will be required to approve the Sub-Advisory Agreement. Similarly, if existing Sub-Advisory Agreements are amended in any material respect, approval by the shareholders of the affected Sub-Advised Fund is required. Moreover, if Sub-Advisory Agreements were “assigned” as a result of a change in control of the Sub-Advisers, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser. In all these instances, the need for shareholder approval requires the Sub-Advised Fund to call and hold a shareholder meeting, create and distribute proxy materials, and solicit votes from shareholders on behalf of the Sub-Advised Fund, and generally necessitates the retention of a proxy solicitor. This process is time-intensive, expensive and slow, and, in the case of a poorly performing Sub-Adviser or one whose management team has parted ways with the Sub-Adviser, potentially harmful to the Sub-Advised Fund and its shareholders.

As noted above, shareholders investing in a Sub-Advised Fund that has Sub-Advisers are effectively hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, monitoring, recommending and evaluating the Sub-Advisers rather than by the Adviser hiring its own employees to manage the assets of the Sub-Advised Fund directly. Applicants believe that permitting the Adviser to perform the duties for which the shareholders of the Sub-Advised Fund are paying the Adviser – the selection, supervision and evaluation of the Sub-Advisers – without incurring unnecessary delays or expenses is appropriate in the interest of the Sub-Advised Fund’s shareholders and will allow such Sub-Advised Fund to operate more efficiently. Without the delay inherent in holding shareholder meetings (and the attendant difficulty in obtaining the necessary quorum), the Sub-Advised Fund will be able to replace Sub-Advisers more quickly and at less cost, when the Board, including a majority of the Independent Trustees, and the Adviser believe that a change would benefit a Sub-Advised Fund and its shareholders. Without the requested relief, a Sub-Advised Fund may, for example, be left in the hands of a Sub-Adviser that may be unable to manage a Sub-Advised Fund’s assets diligently because of diminished capabilities resulting from loss of personnel or decreased motivation resulting from an impending termination of the Sub-Adviser. Moreover, if a Sub-Advisory Agreement were “assigned” as a result of a change in control of the Sub-Adviser, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser.

If the relief requested is granted, the Investment Management Agreement will continue to be fully subject to Section 15(a) of the 1940 Act. Moreover, the Board will consider the Investment Management Agreement and Sub-Advisory Agreements in connection with its annual contract renewal process under Section 15(c) of the 1940 Act, and the standards of Section 36(b) of the 1940 Act will be applied to the fees paid by the Adviser or a Sub-Advised Fund, as applicable, to each Sub-Adviser.

~~iv.~~        iv. Shareholder Notification

With the exception of the relief requested in connection with the Aggregate Fee Disclosure (as defined below), the prospectus and statement of additional information (the “SAI”) for each Sub-Advised Fund will include all information required by Form N-1A concerning the Sub-Advisers. If new Sub-Advisers are retained or Sub-Advisory Agreements are materially amended, the Sub-Advised Fund’s prospectus and SAI will be supplemented promptly pursuant to Rule 497(e) under the Securities Act of 1933, as amended (the “Securities Act”).

If a new Sub-Adviser is hired, the Sub-Advised Fund will inform shareholders of the hiring of a new Sub-Adviser pursuant to the following procedures (“Modified Notice and Access Procedures”): (a) within 90 days after a new Sub-Adviser is hired for any Sub-Advised Fund, that Sub-Advised Fund will send its shareholders either a Multi-manager Notice or a Multi-manager Notice and Multi-manager Information Statement;16 and (b) the Sub-Advised Fund will make the Multi-manager Information Statement available on the Website identified in the Multi-manager Notice no later than when the Multi-manager Notice (or Multi-manager Notice and Multi-manager Information Statement) is first sent to shareholders, and will maintain it on that Website for at least 90 days.

In the circumstances described in this Application, a proxy solicitation to approve the appointment of new Sub-Advisers provides no more meaningful information to shareholders than the proposed Multi-manager Information Statement. Moreover, as indicated above, the Board would comply with the requirements of Sections 15(a) and 15(c) of the 1940 Act before entering into or amending Sub-Advisory Agreements.

Prior to any Sub-Advised Fund relying on the requested relief in this Application, the Board, including its Independent Trustees, will have approved its operations as described herein. Additionally, the shareholders of the applicable Sub-Advised Fund have approved, or will approve, its operation as described herein by a vote of a majority of the outstanding voting securities, within the meaning of the 1940 Act. A Sub-Advised Fund will be required, as provided in condition 1 below, to obtain shareholder approval to operate as a “multiple manager” fund as described herein (the “Multi-Manager Arrangement”) before relying on the order requested in this Application. If a Sub-Advised Fund obtains or has obtained shareholder approval of the Multi-Manager Arrangement before the order requested in this Application is issued, the prospectus for the Sub-Advised Fund will contain, at all times following that approval, the disclosures required by condition 2 to this Application. A Sub-Advised Fund whose prospectus did not, at all times following shareholder approval of the Multi-Manager Arrangement, contain the disclosures required by condition 2 will obtain shareholder approval before relying on the requested order.

B.	Fee Disclosure

~~1.~~ 1. Regulatory Background

Form N-1A is the registration statement used by open-end investment companies. Item 19(a)(3) of Form N-1A requires a registered investment company to disclose in its SAI the method of computing the “advisory fee payable” by the investment company, including the total dollar amounts that the investment company “paid to the adviser (aggregated with amounts paid to affiliated advisers, if any), and any advisers who are not affiliated persons of the adviser, under the investment advisory contract for the last three fiscal years.”

16 A “Multi-manager Notice” will be modeled on a Notice of Internet Availability as defined in Rule 14a-16 under the Exchange Act, and specifically will, among other things: (a) summarize the relevant information regarding the new Sub-Adviser (except as modified to permit Aggregate Fee Disclosure as defined in this Application); (b) inform shareholders that the Multi-manager Information Statement is available on a website; (c) provide the website address; (d) state the time period during which the Multi-Manager Information Statement will remain available on that website; (e) provide instructions for accessing and printing the Multi-manager Information Statement; and (f) instruct the shareholder that a paper or email copy of the Multi-manager Information Statement may be obtained, without charge, by contacting the Sub-Advised Fund. A “Multi-manager Information Statement” will meet the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Exchange Act for an information statement, except as modified by the requested order to permit Aggregate Fee Disclosure. Multi-manager Information Statements will be filed with the Commission via the EDGAR system.

Rule 20a-1 under the 1940 Act requires proxies solicited with respect to a registered investment company to comply with Schedule 14A under the Exchange Act. Item 22 of Schedule 14A sets forth the information that must be included in a registered investment company’s proxy statement. Item 22(c)(1)(ii) requires a proxy statement for a shareholder meeting at which action will be taken on an investment advisory agreement to describe the terms of the advisory contract, “including the rate of compensation of the investment adviser.” Item 22(c)(1)(iii) requires a description of the “aggregate amount of the investment adviser’s fees and the amount and purpose of any other material payments” by the investment company to the investment adviser, or any affiliated person of the investment adviser during the fiscal year. Item 22(c)(8) requires a description of “the terms of the contract to be acted upon and, if the action is an amendment to, or a replacement of, an investment advisory contract, the material differences between the current and proposed contract.” Finally, Item 22(c)(9) requires a proxy statement for a shareholder meeting at which a change in the advisory fee will be sought to state (i) the aggregate amount of the investment adviser’s fee during the last year; (ii) the amount that the adviser would have received had the proposed fee been in effect; and (iii) the difference between (i) and (ii) stated as a percent of the amount in (i). Together, these provisions may require a Sub-Advised Fund to disclose the fees paid to Sub-Advisers in connection with shareholder action with respect to entering into, or materially amending, an advisory agreement or establishing, or increasing, advisory fees.

Regulation S-X sets forth the requirements for financial statements required to be included as part of a registered investment company’s registration statement and shareholder reports filed with the Commission. Sections 6-07(2)(a), (b) and (c) of Regulation S-X require a registered investment company to include in its financial statement information about the investment advisory fees. These provisions may be deemed to require a Sub-Advised Fund’s financial statements to include information concerning fees paid to the Sub-Advisers. An exemption is requested to permit the Sub-Advised Fund to include only the Aggregate Fee Disclosure. All other items required by Sections 6-07(2)(a), (b) and (c) of Regulation S-X will be disclosed.

~~2.~~ 2. Requested Relief

Applicants seek relief to permit each Sub-Advised Fund to disclose (as a dollar amount and a percentage of a Sub-Advised Fund’s net assets) (a) the aggregate fees paid to the Adviser and any Wholly-Owned Sub-Advisers; (b) the aggregate fees paid to Non-Affiliated Sub-Advisers; and (c) the fee paid to each Affiliated Sub-Adviser (collectively, the “Aggregate Fee Disclosure”) in lieu of disclosing the fees that may be required by Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Section 6-07(2)(a), (b) and (c) of Regulation S-X. The Aggregate Fee Disclosure would be presented as both a dollar amount and as a percentage of the Sub-Advised Fund’s net assets.

As noted above, the Adviser may operate Sub-Advised Funds in a manner different from a traditional investment company. By investing in a Sub-Advised Fund, shareholders are hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, evaluating, monitoring and recommending Sub-Advisers rather than by hiring its own employees to manage the assets directly. The Adviser, under the supervision of the Board, is responsible for overseeing the Sub-Advisers and recommending their hiring and replacement. In return, the Adviser receives an advisory fee from each Sub-Advised Fund. The Adviser may compensate the Sub-Advisers, or the Sub-Advised Funds may compensate the Sub-Advisers directly. Disclosure of the individual fees that the Adviser or the Sub-Advised Fund would pay to the Sub-Advisers does not serve any meaningful purpose since investors pay the Adviser to oversee, monitor, evaluate and negotiate compensation of the Sub-Advisers. Applicants contend that the primary reasons for requiring disclosure of individual fees paid to Sub-Advisers are to inform shareholders of expenses to be charged by a particular Sub-Advised Fund and to enable shareholders to compare the fees to those of other comparable investment companies. Applicants believe that the requested relief satisfies these objectives because the advisory fee paid to the Adviser and the Aggregate Fee Disclosure will be fully disclosed and therefore, shareholders will know what the Sub-Advised Fund’s fees and expenses are and will be able to compare the advisory fees a Sub-Advised Fund is charged to those of other investment companies.

Indeed, in a more conventional arrangement, requiring a Sub-Advised Fund to disclose the fees negotiated between the Adviser and the Sub-Advisers would be the functional equivalent of requiring single adviser investment companies to disclose the salaries of individual portfolio managers employed by that investment adviser. In the case of a single adviser or traditional investment company, disclosure is made of the compensation paid to the investment adviser, but shareholders are not told or asked to vote on the salary paid by the investment adviser to individual portfolio managers. Similarly, in the case of a Sub-Advised Fund, the shareholders will have chosen to employ the Adviser and to rely upon the Adviser’s expertise in monitoring the Sub-Advisers, recommending the Sub-Advisers’ selection and termination (if necessary), and negotiating the compensation of the Sub-Advisers. There are no policy reasons that require shareholders of a Sub-Advised Fund to be informed of an individual Sub-Adviser’s fees any more than shareholders of a traditional investment company (single investment adviser) would be informed of the particular investment adviser’s portfolio managers’ salaries.~~17~~17

The requested relief would benefit shareholders of the Sub-Advised Funds because it would improve the Adviser’s ability to negotiate the fees paid to Sub-Advisers. The Adviser’s ability to negotiate with the various Sub-Advisers would be adversely affected by public disclosure of fees paid to each Sub-Adviser. If the Adviser is not required to disclose the Sub-Advisers’ fees to the public, the Adviser may be able to negotiate rates that are below a Sub-Adviser’s “posted” amounts. Moreover, if one Sub-Adviser is aware of the advisory fee paid to another Sub-Adviser, the Sub-Adviser is unlikely to decrease its advisory fee below that amount. The relief will also encourage Sub-Advisers to negotiate lower sub-advisory fees with the Adviser if the lower fees are not required to be made public.

17 The relief would be consistent with the Commission’s disclosure requirements applicable to fund portfolio managers that were previously adopted. See Investment Company Act Release No. 26533 (Aug. 23, 2004). Under these disclosure requirements, a fund is required to include in its statement of additional information, among other matters, a description of the structure of and the method used to determine the compensation structure of its “portfolio managers.” Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure and method used to determine the compensation received by each portfolio manager employed by any Sub-Adviser. In addition to this disclosure with respect to portfolio managers, Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure of, and method used to determine, the compensation received by each Sub-Adviser.

C.	Precedent

Applicants note that substantially the same exemptions requested herein with respect to relief from Section 15(a) for Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers, as well as relief from the disclosure requirements of the rules and forms discussed herein, have been granted previously by the Commission. See, e.g., The 2023 ETF Series Trust, Pictet Asset Management SA and Pictet Asset Management Ltd., Investment Company Act Release Nos. 36028 (March 20, 2026) (notice) and 36089 (April 15, 2026) (order); ETF Series Solutions and Defiance ETFs, Investment Company Act Release Nos. 35866 (January 12, 2026) (notice) and 35939 (February 9, 2026) (order); James Alpha Funds Trust d/b/a Easterly Funds Trust and Easterly Investment Partners LLC, Investment Company Act Rel. Nos. 35153 (March 12, 2024) (notice) and 35167 (April 9, 2024) (order); Elevation Series Trust and Sovereign’s Capital Management, LLC, Investment Company Act Rel. Nos. 35087 (January 9, 2024) (notice) and 35125 (February 6, 2024) (order); Catholic Responsible Investments Funds et al., Investment Company Act Rel. Nos. 34474 (January 19, 2022) (notice) and 34508 (February 15, 2022) (order); ETF Opportunities Trust et al., Investment Company Act Rel. Nos. 34463 (January 5, 2022) (notice) and 34494 (February 2, 2022) (order); The Advisors’ Inner Circle Fund et al., Investment Company Act Rel. Nos. 34184 (February 1, 2021) (notice) and 34216 (February 26, 2021) (order); Guinness Atkinson Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33813 (March 10, 2020) (notice) and 33849 (April 22, 2020) (order); ALPS Variable Investment Trust, et al., Investment Company Act Rel. Nos. 33468 (May 7, 2019) (notice) and 33500 (June 3, 2019) (order); Advisors Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33169 (July 24, 2018) (notice) and 33207 (August 21, 2018) (order); Destra Capital Advisors LLC, et al., Investment Company Act Rel. Nos. 32458 (January 30, 2017) (notice) and 32510 (February 27, 2017) (order); ETF Managers Group, et al., Investment Company Act Rel. Nos. 32317 (October 13, 2016) (notice) and 32358 (November 10, 2016) (order); ETF Series Solutions and AlphaClone, Inc., Investment Company Act Rel. Nos. 31906 (November 19, 2015) (notice) and 31938 (December 15, 2015) (order); Exchange Traded Concepts, LLC, et al., Investment Company Act Release Nos. 31453 (February 10, 2015) (notice) and 31502 (March 10, 2015) (order).

VII. Conditions

~~VII. CONDITIONS~~

Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions18:

1.	Before a Sub-Advised Fund may rely on the order requested in the Application, the operation of the Sub-Advised Fund in the manner described in this Application, including the hiring of Wholly-Owned Sub-Advisers, will be, or has been, approved by a majority of the Sub-Advised Fund’s outstanding voting securities as defined in the 1940 Act, or in the case of a new Sub-Advised Fund whose public shareholders purchase shares on the basis of a prospectus containing the disclosure contemplated by condition 2 below, by the initial shareholder(s) before offering the Sub-Advised Fund’s shares to the public.

2.	The prospectus for each Sub-Advised Fund will disclose the existence, substance and effect of any order granted pursuant to this Application. Each Sub-Advised Fund will hold itself out to the public as employing the multi-manager structure described in this Application. Each prospectus will prominently disclose that the Adviser has the ultimate responsibility, subject to oversight by the Board, to oversee the Sub-Advisers and recommend their hiring, termination, and replacement.

18 Applicants will only comply with conditions 7, 8, 9, and 12 if they rely on the Fee Disclosure Relief that would allow them to provide Aggregate Fee Disclosure.

3.	The Adviser will provide general management services to a Sub-Advised Fund, including overall supervisory responsibility for the general management and investment of the Sub-Advised Fund’s assets. Subject to review and approval of the Board, the Adviser will (a) set a Sub-Advised Fund’s overall investment strategies, (b) evaluate, select, and recommend Sub-Advisers to manage all or a portion of a Sub-Advised Fund’s assets, and (c) implement procedures reasonably designed to ensure that Sub-Advisers comply with a Sub-Advised Fund’s investment objective, policies and restrictions. Subject to the review by the Board, the Adviser will (a) when appropriate, allocate and reallocate a Sub-Advised Fund’s assets among Sub-Advisers; and (b) monitor and evaluate the performance of Sub-Advisers.

4.	A Sub-Advised Fund will not make any Ineligible Sub-Adviser Changes without such agreement, including the compensation to be paid thereunder, being approved by the shareholders of the applicable Sub-Advised Fund.

5.	Sub-Advised Funds will inform shareholders of the hiring of a new Sub-Adviser within 90 days after the hiring of the new Sub-Adviser pursuant to the Modified Notice and Access Procedures.

6.	At all times, at least a majority of the Board will be Independent Trustees, and the selection and nomination of new or additional Independent Trustees will be placed within the discretion of the then-existing Independent Trustees.

7.	Independent Legal Counsel, as defined in Rule 0-1(a)(6) under the 1940 Act, will be engaged to represent the Independent Trustees. The selection of such counsel will be within the discretion of the then-existing Independent Trustees.

8.	The Adviser will provide the Board, no less frequently than quarterly, with information about the profitability of the Adviser on a per Sub-Advised Fund basis. The information will reflect the impact on profitability of the hiring or termination of any sub-adviser during the applicable quarter.

9.	Whenever a sub-adviser is hired or terminated, the Adviser will provide the Board with information showing the expected impact on the profitability of the Adviser.

10.	Whenever a sub-adviser change is proposed for a Sub-Advised Fund with an Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, the Board, including a majority of the Independent Trustees, will make a separate finding, reflected in the Board minutes, that such change is in the best interests of the Sub-Advised Fund and its shareholders and does not involve a conflict of interest from which the Adviser or the Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser derives an inappropriate advantage.

11.	No Trustee or officer of the Trust, a Sub-Advised Fund, or partner, director, manager or officer of the Adviser, will own directly or indirectly (other than through a pooled investment vehicle that is not controlled by such person) any interest in a Sub-Adviser except for (i) ownership of interests in the Adviser or any entity, except a Wholly-Owned Sub-Adviser, that controls, is controlled by, or is under common control with the Adviser, or (ii) ownership of less than 1% of the outstanding securities of any class of equity or debt of any publicly traded company that is either a Sub-Adviser or an entity that controls, is controlled by, or under common control with a Sub-Adviser.

12.	Each Sub-Advised Fund will disclose the Aggregate Fee Disclosure in its registration statement.

13.	Any new Sub-Advisory Agreement or any amendment to a Sub-Advised Fund’s existing Investment Management Agreement or Sub-Advisory Agreement that directly or indirectly results in an increase in the aggregate advisory fee rate payable by the Sub-Advised Fund will be submitted to the Sub-Advised Fund’s shareholders for approval.

14.	In the event the Commission adopts a rule under the 1940 Act providing substantially similar relief to that requested in the Application, the requested order will expire on the effective date of that rule.

VIII. Procedural Matters

~~VIII. PROCEDURAL MATTERS~~

All the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Trust authorizing the filing of the Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-3 to this Application. The verifications required by Rule 0-2(d) under the 1940 Act are included as Exhibits B-1 through B-3 to this Application. Marked copies of the Application are included as Exhibits D-1 and D-2 to this Application in accordance with the requirements of Rule 0-5(e) under the 1940 Act.

Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that the address of ~~Pictet Asset Management Ltd. is Moor House, 120 London Wall, London, United Kingdom EC2Y and that the address of Pictet Asset Management SA is 60 Route des Acacias, Geneva, Switzerland, and that the address of The 2023 ETF Series Trust is 234 West Florida Street, Suite 203, Milwaukee, Wisconsin 53204~~each Applicant is 290 Woodcliff Drive, Fairport, NY 14450, and that all written communications regarding this Application should be directed to the individuals and addresses indicated on the first page of this Application.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Order without holding a hearing.

IX. Conclusion

~~IX. CONCLUSION~~

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest, consistent with the protection of investors and consistent with the purposes fairly intended by the policy and provisions of the 1940 Act.

IX. Signatures

~~X. SIGNATURES~~

IN WITNESS WHEREOF, pursuant to the requirements of the 1940 Act, Applicants have caused this Application to be duly signed on ~~March 4~~August [XX], 2026.

~~THE 2023 ETF SERIES TRUST~~

~~By:~~	~~/s/Eric Falkeis~~
~~Name:~~	~~Eric Falkeis~~
~~Title:~~	~~President (Principal Executive Officer)~~

~~PICTET ASSET MANAGEMENT LTD.~~

~~By:~~	~~/s/Nian Lala~~
~~Name:~~	~~Nian Lala~~
~~Title:~~	~~General Counsel~~

~~By:~~	~~/s/Nian Lala~~
~~Name:~~	~~Nian Lala~~
~~Title:~~	~~General Counsel~~

~~By:~~

MANNING & NAPIER FUND, INC.

By: /s/~~John Sample~~ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

MANNING & NAPIER FUNDS TRUST

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

MANNING & NAPIER ADVISORS, LLC

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

~~Name:~~	~~John Sample~~
~~Title:~~	~~Chief Risk Officer~~
~~Name:~~	~~John Sample~~
~~Title:~~	~~Chief Risk Officer~~

~~PICTET ASSET MANAGEMENT SA~~

~~By:~~	~~/s/Armand Cela~~
~~Name:~~	~~Armand Cela~~
~~Title:~~	~~Senior Legal Counsel~~

~~By:~~	~~/s/Maria Estevez~~
~~Name:~~	~~Maria Estevez~~
~~Title:~~	~~Head of Oversight & Product Management~~

EXHIBIT INDEX

~~Sequential Page Number~~
~~Sequential Page Number~~
~~A-1~~	~~A-1~~	~~Secretary’s~~ Authorization ~~- Authorizing Resolutions of The 2023 ETF Series Trust~~ of Manning & Napier Fund, Inc.	~~19~~Exhibit A-1
~~A-2~~	~~A-2~~	~~Officer’s~~ Authorization ~~– Pictet Asset Management Ltd.~~of Manning & Napier Funds Trust	~~20~~Exhibit A-2
~~A-3~~	~~A-3~~	~~Officer’s~~ Authorization ~~– Pictet Asset Management SA~~of Manning & Napier Advisors, LLC	~~21~~Exhibit A-3
~~B-1~~	~~B-1~~	Verification of ~~Pictet Asset Management Ltd. Pursuant to Rule 0-2(d)~~ Manning & Napier Fund, Inc.	~~22~~Exhibit B-1
~~B-2~~	~~B-2~~	Verification of ~~Pictet Asset Management SA Pursuant to Rule 0-2(d)~~Manning & Napier Funds Trust	~~23~~Exhibit B-2
~~B-3~~	~~B-3~~	Verification of ~~The 2023 ETF Series Trust Pursuant to Rule 0-2(d)~~Manning & Napier Advisors, LLC	~~24~~Exhibit B-3
~~C~~	~~C~~	~~Existing~~The Funds and their Sub-Advisers	~~25~~Exhibit C
Marked Copies of the Application Pursuant to Rule 0-5(e)		Exhibits D-1 and D-2

EXHIBIT A-1

~~The 2023 ETF Series Trust~~

MANNING & NAPIER FUND, INC.

Resolutions Adopted by the Board of

Directors Authorizing the Filing of the

Exemptive Application

~~RESOLUTIONS ADOPTED BY TRUSTEES OF THE TRUST~~

Approved on May 19, 2026

~~The undersigned, Lissa Richter, hereby certifies that she is the duly appointed Vice President and Secretary of The 2023 ETF Series Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Amended and Restated Agreement and Declaration of Trust, as amended, and Amended and Restated Bylaws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true and correct copy of the resolutions adopted by the Board of Trustees of the Trust at a meeting held on August 18, 2025, in accordance with the Bylaws of the Trust and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:~~

RESOLVED, that the officers of Manning & Napier Fund, Inc. (the “Fund”) be, and they hereby are, authorized to file with the U.S. Securities and Exchange Commission, on behalf of the Fund, pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board of Directors’ approval and without obtaining shareholder approval: (i) select certain wholly-owned and non- affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub- adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers.

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

EXHIBIT A-2

WRITTEN CONSENT OF SOLE INITIAL TRUSTEE

THE UNDERSIGNED, being the sole initial Trustee (“Initial Trustee”) of Manning & Napier Funds Trust (the “Trust”), a Delaware statutory trust, does hereby consent in accordance with the laws of the State of Delaware and Section 2 of Article IV of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), to the adoption of the following resolutions, which shall have the same force and effect as if adopted at a duly convened meeting of the Board of Trustees at which a quorum was present and voting throughout.

~~RESOLVED~~VOTED, that the officers of ~~The 2023 ETF Series~~the Trust ~~(the “Trust”)~~ be, and they hereby are, authorized to file with the ~~U.S. Securities and Exchange~~ Commission ~~(the “SEC”)~~, on behalf of the Trust, ~~Pictet Asset Management SA, and Pictet Asset Management Ltd. (Collectively, the “Applicants”),~~ pursuant to Section 6(c) of the ~~Investment Company Act of 1940 (the “~~1940 Act~~”)~~, an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board’s approval and without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub-adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers~~, (collectively, referred to as “Manager of Managers Relief”); and further~~.

~~RESOLVED~~VOTED, that the ~~proper~~ officers of the Trust be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

~~The 2023 ETF Series Trust~~

~~By:~~	~~/s/ Lissa Richter~~
~~Name:~~	~~Lissa Richter~~
~~Title:~~	~~Vice President and Secretary~~
~~Date:~~	~~March 4, 2026~~

VOTED, that the officers of the Trust are authorized and directed to take such other action and execute such other documents as they may deem necessary or advisable, upon advice of counsel, to effectuate the foregoing resolutions.

~~EXHIBIT A-2~~

~~PICTET ASSET MANAGEMENT LTD.~~

~~Authorization~~

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Sole Initial Trustee effective the 14th day of May, 2026.

~~The undersigned, Nian Lala and John Sample, hereby certify that they are the duly elected General Counsel and Chief Risk Officer, respectively, of Pictet Asset Management Ltd.; that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents of Pictet Asset Management Ltd. have been taken; and that the person signing and filing the Application by Pictet Asset Management Ltd. is fully authorized to do so.~~

~~Pictet Asset Management Ltd.~~

~~By:~~ 	~~/s/ Nian Lala~~
~~Name:~~ 	~~Nian Lala~~
~~Title:~~ 	~~General Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ John Sample~~
~~Name:~~ 	~~John Sample~~
~~Title:~~ 	~~Chief Risk Officer~~
~~Date:~~ 	~~March 4, 2026~~

/s/ Paul Battaglia

Paul Battaglia, Sole Initial Trustee

EXHIBIT A-3

~~PICTET ASSET MANAGEMENT SA~~

AUTHORIZATION

~~Authorization~~

The undersigned, ~~Armand Cela and Maria Estevez~~Paul J. Battaglia, hereby ~~certify~~certifies that ~~they are~~he is the duly elected ~~Senior Legal Counsel and Head of Oversight & Product Management, respectively, of Pictet Asset Management SA;~~Chief Financial Officer of Manning & Napier Advisors, LLC (the “Advisor”), that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents ~~of Pictet Asset Management SA~~and By-laws of the Advisor have been taken~~;~~  and ~~that~~ the person signing and filing the Application ~~by Pictet Asset Management SA~~on behalf of the Advisor is fully authorized to do so.

~~Pictet Asset Management SA~~

~~By:~~ 	~~/s/ Armand Cela~~
~~Name:~~ 	~~Armand Cela~~
~~Title:~~ 	~~Senior Legal Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ Maria Estevez~~
~~Name:~~ 	~~Maria Estevez~~
~~Title:~~ 	~~Head of Oversight & Product Management~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

EXHIBIT B-1

~~PICTET ASSET MANAGEMENT LTD.~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned ~~state they have~~, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~Pictet Asset Management Ltd.; that they are the General Counsel and Chief Risk Officer, respectively, of such company~~the Manning & Napier Fund, Inc. (the “Company”), that he is the President of the Company; and that all action by ~~officers, directors~~trustees and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~say~~states that ~~they are~~he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of ~~their~~his knowledge, information and belief.

~~Pictet Asset Management Ltd.~~

~~By:~~ 	~~/s/ Nian Lala~~
~~Name:~~ 	~~Nian Lala~~
~~Title:~~ 	~~General Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ John Sample~~
~~Name:~~ 	~~John Sample~~
~~Title:~~ 	~~Chief Risk Officer~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

EXHIBIT B-2

~~PICTET ASSET MANAGEMENT SA~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned ~~state they have~~, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~Pictet Asset Management SA; that they are the Senior Legal Counsel and Head of Oversight & Product Management, respectively, of such company~~the Manning & Napier Funds Trust (the “Trust”), that he is the President of the Trust; and that all action by ~~officers, directors~~trustees and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~say~~states that ~~they are~~he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of ~~their~~his knowledge, information and belief.

~~Pictet Asset Management SA~~

~~By:~~	~~/s/ Armand Cela~~
~~Name:~~ 	~~Armand Cela~~
~~Title:~~ 	~~Senior Legal Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~	~~/s/ Maria Estevez~~
~~Name:~~ 	~~Maria Estevez~~
~~Title:~~ 	~~Head of Oversight & Product Management~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

EXHIBIT B-3

~~THE 2023 ETF SERIES TRUST~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~The 2023 ETF Series Trust~~Manning & Napier Advisors LLC; that he is the ~~President~~Chief Financial Officer of such ~~trust~~company; and that all action by ~~shareholders, trustees~~officers and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~says~~states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

~~The 2023 ETF Series Trust~~

~~By:~~	~~/s/ Eric Falkeis~~
~~Name:~~ 	~~Eric Falkeis~~
~~Title:~~ 	~~President (Principal Executive Officer)~~
~~Date:~~	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

EXHIBIT C

MANNING & NAPIER FUND, INC.	~~EXISTING~~MANNING & NAPIER FUNDS TRUST	~~SUB-ADVISERS~~SUB-ADVISER
Callodine Equity Income Series	~~Pictet AI & Automation ETF~~	~~Tidal Investments LLC~~Callodine Capital Management, LP
Core Bond Series	~~Pictet Cleaner Planet ETF~~	~~Tidal Investments LLC~~N/A
Credit Series	~~Pictet AI Enhanced International Equity ETF~~	~~Tidal Investments LLC~~N/A
Disciplined Value Series		N/A
Diversified Tax Exempt Series		N/A
Equity Series		N/A
High Yield Bond Series		N/A
Overseas Series		N/A
Pro-Blend® Conservative Term Series		N/A
Pro-Blend® Extended Term Series		N/A
Pro-Blend® Maximum Term Series		N/A
Pro-Blend® Moderate Term Series		N/A
Rainier International Discovery Series	~~Pictet Emerging Markets Rising Economies ETF~~	~~Tidal Investments~~Rainier Investment Management, LLC
Systematic High Yield Bond Series	~~Pictet Emerging Markets Debt ETF~~	~~Pictet Asset Management (Singapore) Pte Ltd Pictet Asset Management (USA) Corp. Tidal Investments LLC~~N/A
Unconstrained Bond Series		N/A
	~~Pictet AI Enhanced US Equity~~Callodine BDC Income ETF	~~Tidal Investments LLC~~Callodine Capital Management, LP

EXHIBIT D-1

EXHIBIT D-2

EXHIBIT D-2

EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d)

File No. ~~812 -15921~~812-16059

As filed with the Securities and Exchange Commission on August [XX], 2026

~~UNITED STATES OF AMERICA~~

~~BEFORE THE~~

~~SECURITIES AND EXCHANGE COMMISSION~~

~~Amended and Restated Application for an Order Pursuant to Section 6(c) of the Investment Company Act of 1940 (the “1940 Act”) for an Exemption from Certain Provisions of Section 15(a) of the 1940 Act and Certain Disclosure Requirements under Various Rules and Forms.~~

U.S. Securities and Exchange Commission
Washington, D.C. 20549

AMENDED AND RESTATED APPLICATION FOR
AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c)
OF THE INVESTMENT COMPANY ACT OF 1940,
AS AMENDED (THE “1940 ACT”),
FROM CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT
AND CERTAIN DISCLOSURE REQUIREMENTS UNDER
VARIOUS RULES AND FORMS

In the Matter of

Manning & Napier Fund, Inc. Manning & Napier Funds Trust 290 Woodcliff Drive Fairport, NY 14450	Manning & Napier Advisors, LLC 290 Woodcliff Drive Fairport, NY 14450

~~The 2023 ETF Series Trust~~

~~c/o Tidal ETF Services LLC~~

~~234 West Florida Street, Suite 203~~

~~Milwaukee, Wisconsin 53204~~

~~Pictet Asset Management SA~~

~~60 Route Des Acacias~~

~~Geneva, Switzerland~~

~~and~~

~~Pictet Asset Management Ltd.~~

~~Moor House, 120 London Wall~~

~~London, United Kingdom EC2Y~~

Please ~~send~~direct all communications ~~and orders~~regarding this Application to:

Paul J. Battaglia c/o Manning & Napier Fund, Inc. 290 Woodcliff Drive Fairport, NY 14450

with a copy to:

Sean Graber (sean.graber@morganlewis.com) Timothy W. Levin (timothy.levin@morganlewis.com) Morgan, Lewis & Bockius LLP 2222 Market Street Philadelphia, Pennsylvania 19103

~~Lissa Richter, Secretary~~

~~2023 ETF Series Trust~~

~~234 West Florida Street, Suite 203~~

~~Milwaukee, Wisconsin 53204~~

~~with a copy to:~~

~~Christopher Menconi, Esquire~~

~~Morgan, Lewis & Bockius LLP~~

~~1111 Pennsylvania Avenue, NW~~

~~Washington, DC 20004~~

~~Page 1 of 25 sequentially numbered pages~~This Application (including ~~exhibits)~~Exhibits) contains [__] pages.

~~As filed with the Securities and Exchange Commission on March 4, 2026~~

I. Introduction

~~I. INTRODUCTION~~

The ~~2023 ETF Series~~Manning & Napier Fund, Inc. and Manning & Napier Funds Trust (~~the~~each, a “Trust”~~) and Pictet Asset Management SA and Pictet Asset Management Ltd. (each, an “Adviser”~~ and together, the “~~Advisers,” and~~Trusts”) and Manning & Napier Advisors, LLC (the “Adviser” and, together with the ~~Trust~~Trusts, the “Applicants”),1 ~~each,~~ a registered investment adviser to one or more series of shares offered by the ~~Trust~~Trusts, hereby submit this amended and restated application (the “Application”) to the U.S. Securities and Exchange Commission (the “Commission”) for an order of exemption pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”). ~~The Trust~~Manning & Napier Fund, Inc. is registered with the Commission as an open-end investment company that offers one or more series of shares ~~(“Funds”), including Funds~~ for which ~~an~~the Adviser serves as an investment adviser and Manning & Napier Funds Trust is an open-end management company that will offer one of more series of shares for which the Adviser will serve as investment adviser (each, a “Fund” and collectively, the “~~Existing~~ Funds”), both pursuant to a registration statement on Form N-1A filed with the Commission under the Securities Act of 1933 (the “Securities Act”) and the 1940 Act.2 Applicants request that the relief sought herein apply to the Applicants, including the ~~Existing~~ Funds, as well as to any future series of the ~~Trust~~Trusts and any other existing or future registered open-end management investment company or series thereof that, in each case, is advised by ~~an~~the Adviser, uses the multi-manager structure described in this Application, and complies with the terms and conditions set forth herein (each, a “Sub-Advised Fund” and collectively, the “Sub-Advised Funds”).

Applicants request an order exempting Applicants from Section 15(a) of the 1940 Act to permit the Adviser, subject to the approval of the Board of Trustees/Directors of ~~the~~a Trust (the “Board”),3 including a majority of the Trustees/Directors who are not “interested persons” of the Trust, the Sub-Advised Funds or the Adviser as defined in Section 2(a)(19) of the 1940 Act (the “Independent Trustees”), to, without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers (each, a “Sub-Adviser” and collectively, the “Sub-Advisers”) to manage all or a portion of the assets of a Sub-Advised Fund and enter into investment sub-advisory agreements with the Sub-Advisers (each, a “Sub-Advisory Agreement” and collectively, the “Sub-Advisory Agreements”); and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers. As used herein, a Sub-Adviser for a Sub-Advised Fund is (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in Section 2(a)(43) of the 1940 Act) of the Adviser for that Sub-Advised Fund, or (2) a sister company of the Adviser for that Sub-Advised Fund that is an indirect or direct wholly-owned subsidiary of the same company that, indirectly or directly, wholly owns the Adviser (each of (1) and (2), a “Wholly-Owned Sub-Adviser” and collectively, the “Wholly-Owned Sub-Advisers”), or (3) not an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) of the Sub-Advised Fund, the ~~Trust~~Trusts, or the Adviser, except to the extent that an affiliation arises solely because the Sub-Adviser serves as a sub-adviser to a Sub-Advised Fund (each, a “Non-Affiliated Sub-Adviser” and collectively, the “Non-Affiliated Sub-Advisers”).4

1 The term “Adviser” includes (i) ~~the~~an Adviser and (ii) any entity controlling, controlled by or under common control with, the Adviser or its successors. For purposes of the requested order, “successor” is limited to an entity that results from a reorganization into another jurisdiction or a change in the type of business organization.

2 The ~~Existing~~ Funds and their current Sub-Advisers (as that term is defined herein) are identified on Exhibit C.

3 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund (as that term is defined herein), if different.

4 Section 2(a)(3) of the 1940 Act defines “affiliated person” as follows:

Affiliated person of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, copartner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof. Section 2(a)(43) of the 1940 Act defines “wholly owned subsidiary” of a person as a company 95 per centum or more of the outstanding voting securities of which are, directly or indirectly, owned by such person.

Applicants also apply for an order of the Commission under Section 6(c) of the 1940 Act exempting the Sub-Advised Funds from certain disclosure obligations under the following rules and forms: (i) Item 19(a)(3) of Form N-1A; (ii) Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8), and 22(c)(9) of Schedule 14A under the Securities Exchange Act of 1934 (the “Exchange Act”); and (iii) Sections 6-07(2)(a), (b), and (c) of Regulation S-X (sometimes referred to herein as the “Fee Disclosure Relief”).

All registered open-end investment companies that currently intend to rely on the requested order are named as Applicants. All series that currently intend to be Sub-Advised Funds are identified on Exhibit C of the Application. The existing Sub-Advisers to the ~~Existing~~ Funds are also identified on Exhibit C of the Application. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application.5

Applicants are seeking this exemption primarily to enable the Adviser and the Board to obtain for each Sub-Advised Fund the services of one or more Sub-Advisers believed by the Adviser and the Board to be particularly well suited to manage all or a portion of the assets of the Sub-Advised Fund, and to make material amendments to Sub-Advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening special meetings of shareholders to approve the Sub-Advisory Agreements. Under this structure, the Adviser, in its capacity as investment adviser, evaluates, allocates assets to, and oversees, the Sub-Advisers, and makes recommendations about their hiring, termination and replacement to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a “multi-manager” structure.

If the relief sought is granted, the Adviser, with the approval of the Board, including a majority of the Trustees/Directors who are Independent Trustees, would on behalf of each Sub-Advised Fund, and without obtaining shareholder approval, be permitted to (i) hire a Non-Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, including terminating an existing sub-adviser and replacing it with one or more Non-Affiliated Sub-Advisers or Wholly-Owned Sub-Advisers, and (ii) materially amend Sub-Advisory Agreements with Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers. Shareholder approval will continue to be required for any other sub-adviser changes and material amendments to any existing Sub-Advisory Agreement with any sub-adviser other than a Non-Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser (all such changes requiring shareholder approval referred to herein as “Ineligible Sub-Adviser Changes”), except as otherwise permitted by applicable law or rule.

5 The requested relief will not extend to any sub-adviser, other than a Wholly-Owned Sub-Adviser, who is an affiliated person, as defined in Section 2(a)(3) of the 1940 Act, of the Sub-Advised Fund or of the Adviser, other than by reason of serving as a sub-adviser to one or more of the Sub-Advised Funds (“Affiliated Sub-Adviser”).

For the reasons discussed below, Applicants believe that the requested relief is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the Sub-Advised Funds would benefit from the requested relief by avoiding delays in hiring or replacing Sub-Advisers and costs associated with the proxy solicitation to approve new or amended Sub-Advisory Agreements.

II. The Trusts

~~II. THE TRUST~~

~~The Trust~~ Manning & Napier Fund, Inc. is organized as a ~~Delaware statutory trust~~Maryland corporation and is registered with the Commission as an open-end management investment company under the 1940 Act. ~~The Trust~~Manning & Napier Fund, Inc. has registered shares of the ~~Existing~~ Funds under the Securities Act, and the ~~Existing~~ Funds are advised~~, or will be advised,~~ by the Adviser. ~~The~~

Manning & Napier Funds Trust is organized as a Delaware statutory trust and is registered with the Commission as an open-end management investment company under the 1940 Act. Manning & Napier Funds Trust has filed a registration statement on Form N-1A to register shares of the Callodine BDC Income ETF under the Securities Act. The registration statement is not effective as of the date of this filing. The Callodine BDC Income ETF will be advised by the Adviser.

Each Trust is subject to the oversight of ~~a~~the Board of Trustees/Directors, the majority of whom are Independent Trustees. The Adviser will serve as “investment adviser,” as defined in Section 2(a)(20) of the 1940 Act, to each Sub-Advised Fund. The ~~Trust~~Trusts and the Sub-Advised Funds are not required to hold annual shareholder meetings.

Each Sub-Advised Fund has or will have its own distinct investment objective, policies and restrictions. Shares of each Sub-Advised Fund are or will be offered pursuant to a registration statement filed on Form N-1A.

III. The Adviser

~~III. THE ADVISER~~

The Adviser will serve as “investment adviser” to each Sub-Advised Fund pursuant to an investment advisory agreement with the applicable registered open-end management investment company of which the Sub-Advised Fund is a series (each, an “Investment Management Agreement” and collectively, the “Investment Management Agreements”). ~~Pictet Asset Management Ltd. is a corporation formed under the laws of the United Kingdom~~ The Adviser is a Delaware limited liability company with its principal office ~~located at Moor House, 120 London Wall, London, United Kingdom, EC2Y~~at 290 Woodcliff Drive, Fairport, New York 14450 and is registered with the Commission as an investment adviser pursuant to Section 203 of the Investment Advisers ~~Act~~ of 1940, as amended (the “Advisers Act”)~~. Pictet Asset Management SA is a corporation formed under the laws of Switzerland with its principal office located at 60 Route des Acacias, Geneva, Switzerland and is also registered with the Commission as an investment adviser pursuant to Section 203 of Advisers Act. The Advisers are indirect wholly-owned subsidiaries of the Pictet Group~~. Any other Adviser will be registered with the Commission as an investment adviser under the Advisers Act.

The Investment Management Agreements for the ~~Existing~~ Funds were or will be, approved by the Board, including a majority of the Independent Trustees, and ~~will be approved~~ by the shareholders of each applicable Sub-Advised Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Investment Management Agreement will comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the 1940 Act with respect to the Investment Management Agreements. Pursuant to the terms of an Investment Management Agreement, an Adviser, subject to the supervision of the Board, will provide continuous investment management of the assets of each Sub-Advised Fund.

The investment adviser to a Sub-Advised Fund will be responsible for determining the securities and other instruments to be purchased, sold or entered into by that Sub-Advised Fund and will place orders with brokers or dealers selected by the Adviser. The Adviser will also determine what portion of each Sub-Advised Fund’s portfolio will be invested in securities and other assets and what portion, if any, will be held uninvested in cash or cash equivalents. The Adviser will periodically review a Sub-Advised Fund’s investment policies and strategies and, based on the need of a particular Sub-Advised Fund, may recommend changes to the investment policies and strategies of the Sub-Advised Fund for consideration by the Board.

Consistent with the terms of each Investment Management Agreement, the Adviser may, subject to the approval of the Board,6 including a majority of the Independent Trustees, and the shareholders of the applicable Sub-Advised Fund (if required), delegate portfolio management responsibilities of all or a portion of the assets of a Sub-Advised Fund to one or more Sub-Advisers. In accordance with the Investment Management Agreement, the Adviser would supervise each Sub-Adviser in its performance of its duties with a view to preventing violations of the federal securities laws. The Adviser would continue to have overall responsibility for the management and investment of the assets of each Sub-Advised Fund, and the Adviser’s responsibilities would include, for example, recommending the removal or replacement of the Sub-Advisers and determining the portion of the Sub-Advised Fund’s assets to be managed by any given Sub-Adviser and reallocating those assets as necessary from time to time. If the Adviser determined to delegate portfolio management responsibilities to one or more Sub-Advisers, the Adviser would evaluate, select and recommend Sub-Advisers to manage the assets (or portion thereof) of a Sub-Advised Fund, and oversee, monitor and review the Sub-Advisers, their performance and their compliance with the Sub-Advised Fund’s investment policies and restrictions. If the name of any Sub-Advised Fund contains the name of a Sub-Adviser, the name of the Adviser that serves as the primary adviser to the Sub-Advised Fund, or a trademark or trade name that is owned by or publicly used to identify that Adviser, will precede the name of the Sub-Adviser.

For its services to a Sub-Advised Fund under an Investment Management Agreement, the Adviser will receive an investment management fee from that Sub-Advised Fund. A Sub-Adviser will receive an investment management fee from the Adviser.7The fee paid to a Sub-Adviser would be a result of negotiations between the Adviser and the Sub-Adviser and would be approved by the Board, including a majority of the Independent Trustees.

6 The term “Board” also includes the board of trustees or directors of a future Sub-Advised Fund.

7 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

IV. The Sub-Advisers

~~IV. THE SUB-ADVISERS~~

The Adviser has entered or will enter into Sub-Advisory Agreements with Sub-Advisers with respect to the relevant ~~Existing~~ Funds. The Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, and ~~will be approved~~ by shareholders of each relevant ~~Existing~~ Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement with each Sub-Adviser with respect to the relevant ~~Existing~~ Funds will comply with Section 15(a) of the 1940 Act. The Adviser may, in the future, enter into additional Sub-Advisory Agreements with other Sub-Advisers with respect to a particular Sub-Advised Fund.

The Sub-Advisers to the ~~Existing~~ Funds are or will be, and any future Sub-Advisers will be, “investment advisers” to the Sub-Advised Funds within the meaning of Section 2(a)(20) of the 1940 Act and provide, or will provide, investment management services to the Sub-Advised Funds subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Advisers to the ~~Existing~~ Funds are or will be, and any future Sub-Advisers will be, registered with the Commission as investment advisers under the Advisers Act or exempt from such registration. The Adviser will select Sub-Advisers based on the Adviser’s evaluation of the Sub-Advisers’ skills in managing assets pursuant to particular investment styles, and will recommend their hiring to the Board. The Adviser may employ multiple Sub-Advisers for certain Sub-Advised Funds. In those instances, the Adviser would allocate and, as appropriate, reallocate a Sub-Advised Fund’s assets among the Sub-Advisers, and the Sub-Advisers would have management oversight of that portion of the Sub-Advised Fund allocated to each of them.

The Adviser will engage in an on-going analysis of the continued advisability of retaining a Sub-Adviser and make recommendations to the Board as needed. The Adviser will also negotiate and renegotiate the terms of the Sub-Advisory Agreements with the Sub-Advisers, including the fees paid to each Sub-Adviser, and make recommendations to the Board as needed.

The Sub-Advisers, subject to the supervision of the Adviser and oversight of the Board, will determine the securities and other instruments to be purchased, sold or entered into by a Sub-Advised Fund’s portfolio or a portion thereof, and will place orders with brokers or dealers that they select. The Sub-Advisers will keep certain records required by the 1940 Act and the Advisers Act to be maintained on behalf of the relevant Sub-Advised Fund, and will assist the Adviser to maintain the Sub-Advised Fund’s compliance with the relevant requirements of the 1940 Act. The Sub-Advisers will monitor the respective Sub-Advised Fund’s investments and will provide periodic reports to the Board and the Adviser. The Sub-Advisers will also make their officers and employees available to the Adviser and the Board to review the investment performance and investment policies of the Sub-Advised Fund.

Any Sub-Advisory Agreements have been or will be approved by the Board, including a majority of the Independent Trustees, in accordance with Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Advisory Agreement will comply fully with the requirements of Section 15(a) of the 1940 Act. Each Sub-Advisory Agreement will precisely describe the compensation that the Sub-Adviser will receive for providing services to the relevant Sub-Advised Fund, and will provide that (1) it will continue in effect for more than an initial term of up to two years from the date of its original approval only so long as such continuance is specifically approved at least annually by the Board at the times and in the manner required by Section 15(c) of the 1940 Act, (2) it may be terminated at any time, without the payment of any penalty, by the Adviser, the Board or by the shareholders of the relevant Sub-Advised Fund on not more than sixty days’ written notice to the Sub-Adviser, and (3) it will terminate automatically in the event of its “assignment,” as defined in Section 2(a)(4) of the 1940 Act. To the extent required by law, the Applicants will continue the shareholder approval process for Sub-Advisory Agreements until such time as the Commission grants the requested exemptive relief to the Applicants. The Sub-Advisory Agreements will set forth the duties of the Sub-Advisers and precisely describe the compensation to be paid by the Adviser to the Sub-Advisers.

The terms of any Sub-Advisory Agreements also will be reviewed and renewed on an annual basis by the Board, including a majority of the Independent Trustees in accordance with Section 15(c) of the 1940 Act. The Board will dedicate substantial time each year to the review of contract matters, including matters relating to the Investment Management Agreements and Sub-Advisory Agreements. The Board will request and review comprehensive materials received from the Adviser, the Sub-Advisers, fund counsel and, when appropriate or necessary, independent third parties. The Board will consist of a majority of Independent Trustees. The Applicants will continue this annual review and renewal process for Sub-Advisory Agreements in accordance with the 1940 Act if the relief requested herein is granted by the Commission.

The Board will review information provided by the Adviser and Sub-Advisers when it is asked to approve or renew Sub-Advisory Agreements. A Sub-Advised Fund will disclose in its statutory prospectus that a discussion regarding the basis for the Board’s approval and renewal of the Investment Management Agreement and any applicable Sub-Advisory Agreements is available in the Sub-Advised Fund’s annual or semi-annual report to shareholders for the relevant period in accordance with Item 10(a)(1)(iii) of Form N-1A. The information provided to the Board will be maintained as part of the records of the respective Sub-Advised Fund pursuant to Rule 31a-1(b)(4) and Rule 31a-2 under the 1940 Act.

Pursuant to the Sub-Advisory Agreements, the Adviser will agree to pay the applicable Sub-Advisers a fee out of the fee paid to the Adviser under the Investment Management Agreement.8 Each Sub-Adviser will bear its own expenses of providing investment management services to the relevant Sub-Advised Fund.

A Fund will not rely on the requested order if the operation of such Fund in the manner described in this Application has not been approved as provided in condition 1 set out in Section VII below.9 A Fund’s prospectus will, at all times that such Fund is relying on the requested order, contain the disclosure required by condition 2 set out in Section VII below.

V. Request For Exemptive Relief

~~V. REQUEST FOR EXEMPTIVE RELIEF~~

Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction or any class or classes of persons, securities, or transactions from any provisions of the 1940 Act, or any rule thereunder, if such relief is necessary or appropriate in the public interest and consistent with the protection of investors and purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard.

8 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser.

9 A Fund will be required to obtain shareholder approval of the multi-manager structure before relying on the order requested in this Application. If a Fund obtains shareholder approval of the multi-manager structure prior to the requested order being granted, such Fund’s prospectus will disclose at all times following that approval the potential existence, substance, and effect of the requested order and the other disclosures provided for in condition 2 below. If a Fund’s prospectus did not, at all times following shareholder approval of the multi-manager structure, contain appropriate disclosure that such Fund has applied for, or has received, exemptive relief to operate under the multi-manager structure, as required by condition 2 to this Application, the Fund will obtain shareholder approval before relying on the order.

~~VI. EXEMPTIVE RELIEF REQUESTED AND APPLICABLE LAW~~

VI. Exemptive Relief Requested And Applicable Law

A.	Shareholder Vote

~~1.~~ 1. Regulatory Background

Section 15(a) of the 1940 Act states, in part, that it is unlawful for any person to act as an investment adviser to a registered investment company “except pursuant to a written contract, which contract, whether with such registered company or with an investment adviser of such registered company, has been approved by the vote of a majority of the outstanding voting securities of such registered company.”

Section 2(a)(20) of the 1940 Act defines an “investment adviser” as including any person who, pursuant to an agreement with such registered investment company or with an investment adviser of such registered investment company, is empowered to determine what securities or other property shall be purchased or sold by such registered investment company. Consequently, the Sub-Advisers are deemed to be within the definition of an “investment adviser” and therefore, the Sub-Advisory Agreements are each subject to Section 15(a) of the 1940 Act to the same extent as the Investment Management Agreement.

Section 15(a) of the 1940 Act requires a majority of the outstanding voting securities of a Sub-Advised Fund to approve Sub-Advisory Agreements whenever the Adviser proposes to the Board to hire new Sub-Advisers to manage the assets of a Sub-Advised Fund and would also require shareholder approval by a majority vote for any material amendment to Sub-Advisory Agreements.

The Sub-Advisory Agreement must precisely describe all compensation to be paid thereunder and provide for its termination without penalty by the Board on not more than 60 days’ notice.10 In addition, the Sub-Advisory Agreements are required to terminate automatically and immediately upon their “assignment,” which could occur upon a change in control of the Sub-Advisers.11

Each Wholly-Owned Sub-Adviser is expected to run its own day-to-day operations and each will have its own investment personnel.12 Therefore, in certain instances, appointing certain Wholly-Owned Sub-Advisers could be viewed as a change in management and, as a result, an “assignment” within the meaning of the 1940 Act. Rule 2a-6 under the 1940 Act provides an exemption from the shareholder voting requirements in Section 15(a) of the 1940 Act for certain transactions that do not result in a “change in actual control or management of the investment adviser” to a registered investment company. The Applicants believe that Rule 2a-6 under the 1940 Act may not in all circumstances provide a safe harbor to approve or materially amend Sub-Advisory Agreements with Wholly-Owned Sub-Advisers without obtaining shareholder approval as required under Section 15(a) of the 1940 Act.

10 See Section 15(a)(3) of the 1940 Act.

11 See Section 15(a)(4) of the 1940 Act. Section 2(a)(4) of the 1940 Act defines “assignment” as any direct or indirect transfer or hypothecation of a contract.

12 It is possible, however, that a Wholly-Owned Sub-Adviser may share certain investment personnel with an Adviser.

~~2.~~ 2. Requested Relief

Applicants seek relief to (i) select Sub-Advisers to manage all or a portion of the assets of a Sub-Advised Fund and enter into Sub-Advisory Agreements and (ii) materially amend Sub-Advisory Agreements with the Sub-Advisers, each subject to the approval of the Board, including a majority of the Independent Trustees, without obtaining shareholder approval required under Section 15(a) of the 1940 Act. The Applicants believe that the relief sought should be granted by the Commission because (1) the Adviser either operates a Sub-Advised Fund, or may operate a Sub-Advised Fund, in a manner that is different from conventional investment companies; (2) the relief will benefit shareholders by enabling the Sub-Advised Fund to operate in a less costly and more efficient manner; and (3) the Applicants will consent to a number of conditions that adequately address the policy concerns of Section 15(a) of the 1940 Act, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight.

~~i.~~ 	i. Operation of the ~~Trust~~Trusts

Section 15(a) was designed to protect the interests and expectations of a registered investment company’s shareholders by requiring that they approve investment advisory contracts, including sub-advisory contracts.13 Section 15(a) is predicated on the belief that if a registered investment company is to be managed by an investment adviser different from the investment adviser selected by shareholders at the time of the investment, the new investment adviser should be approved by shareholders.14 The relief sought in this Application is consistent with this public policy.

In the case of a traditional investment company, the investment adviser is a single entity that employs one or more individuals as portfolio managers to make the day-to-day investment decisions. The investment adviser may terminate or hire portfolio managers without board or shareholder approval and has sole discretion to set the compensation it pays to the portfolio managers. Alternatively for multi-manager funds, the investment adviser is not normally responsible for the day-to-day investment decisions, and instead the investment adviser selects, supervises, and evaluates sub-advisers who ultimately are responsible for the day-to-day investment decisions.

Primary responsibility for management of a Sub-Advised Fund’s assets, including the selection and supervision of the Sub-Advisers, is vested in the Adviser, subject to the oversight of the Board. Applicants believe that it is consistent with the protection of investors to vest the selection and supervision of the Sub-Advisers in the Adviser in light of the management structure of the Sub-Advised Funds, as well as the shareholders’ expectation that the Adviser is in possession of information necessary to select the most capable Sub-Advisers. The Adviser has the requisite expertise to evaluate, select and supervise the Sub-Advisers. The Adviser will not normally make day-to-day investment decisions for a Sub-Advised Fund.15

13 See Section 1(b)(6) of the 1940 Act.

14 Hearing on S.3580 before a Subcomm. of the Senate Comm. on Banking and Currency, 76th Cong., 3d Sess. 253 (1940) (statement of David Schenker).

15 Although the Adviser will not normally make such day-to-day investment decisions, it may manage all or a portion of the assets of a Sub-Advised Fund from time to time.

From the perspective of the shareholder, the role of the Sub-Advisers is substantially equivalent to the role of the individual portfolio managers employed by an investment adviser to a traditional investment company. The individual portfolio managers and the Sub-Advisers are each charged with the selection of portfolio investments in accordance with a Sub-Advised Fund’s investment objectives and policies and have no broad supervisory, management or administrative responsibilities with respect to a Sub-Advised Fund. Shareholders expect the Adviser, subject to review and approval of the Board to select the Sub-Advisers who are in the best position to achieve the Sub-Advised Fund’s investment objectives. Shareholders also rely on the Adviser for the overall management of a Sub-Advised Fund and the Sub-Advised Fund’s total investment performance.

Whenever required by Section 15(c) of the 1940 Act, the Board will request and the Adviser and each Sub-Adviser will furnish such information as may be reasonably necessary for the Board to evaluate the terms of the Investment Management Agreement and the Sub-Advisory Agreements. The information that is provided to the Board will be maintained as part of the records of the Sub-Advised Fund in accordance with the applicable recordkeeping requirements under the 1940 Act and made available to the Commission in the manner prescribed by the 1940 Act.

In addition, the Adviser and the Board will consider the reasonableness of a Sub-Adviser’s compensation with respect to each Sub-Advised Fund for which the Sub-Adviser will provide portfolio management services. The Sub-Adviser’s fee, whether payable by the Adviser or directly payable by a Sub-Advised Fund, directly bears on the amount and reasonableness of the Adviser’s fee payable by a Sub-Advised Fund. Accordingly, the Adviser and the applicable Board will consider the fees paid to Sub-Advisers in evaluating the reasonableness of the overall arrangements, consistent with the requirements of Section 15(c) of the 1940 Act.

~~ii.~~        ii.  Lack of Economic Incentives

With respect to the relief sought herein, the Applicants believe that to the extent the Adviser had an economic incentive in selecting a Sub-Adviser, it would not be able to act to the detriment of the shareholders of the Sub-Advised Fund because of the conditions set forth in this Application.

Applicants assert that conditions 6, 7, 10 and 11 are designed to provide the Board with sufficient independence and the resources and information it needs to monitor and address any conflicts of interest. A majority of the entire Board will be Independent Trustees. For any Sub-Advised Fund that uses an Affiliated Sub-Adviser, including, but not limited to, a Wholly-Owned Sub-Adviser, a condition requires the Board to make a separate finding, reflected in the Board minutes, that any change in Sub-Advisers to manage all or a portion of the assets of that Sub-Advised Fund is in the best interests of the Sub-Advised Fund and its shareholders. A new Sub-Adviser would also need to be approved by a majority of the Trustees who are subject to limits on their ability to have a financial interest in that Sub-Adviser. If the Adviser proposes to terminate a Non-Affiliated Sub-Adviser and hire a Wholly-Owned Sub-Adviser for a Sub-Advised Fund, the fees and other terms of the Sub-Advisory Agreement will be reviewed by the Board, including a majority of the Independent Trustees, under Section 15(c) of the 1940 Act, and the management fee paid to the Adviser by the Sub-Advised Fund would remain subject to annual review by the Board. Each Sub-Advisory Agreement would also remain subject to the annual review by the Board, including a majority of the Independent Trustees.

~~iii.~~        iii.  Benefits to Shareholders

If a new Sub-Adviser were to be retained by the Adviser on behalf of a Sub-Advised Fund today, the shareholders of the Sub-Advised Fund will be required to approve the Sub-Advisory Agreement. Similarly, if existing Sub-Advisory Agreements are amended in any material respect, approval by the shareholders of the affected Sub-Advised Fund is required. Moreover, if Sub-Advisory Agreements were “assigned” as a result of a change in control of the Sub-Advisers, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser. In all these instances, the need for shareholder approval requires the Sub-Advised Fund to call and hold a shareholder meeting, create and distribute proxy materials, and solicit votes from shareholders on behalf of the Sub-Advised Fund, and generally necessitates the retention of a proxy solicitor. This process is time-intensive, expensive and slow, and, in the case of a poorly performing Sub-Adviser or one whose management team has parted ways with the Sub-Adviser, potentially harmful to the Sub-Advised Fund and its shareholders.

As noted above, shareholders investing in a Sub-Advised Fund that has Sub-Advisers are effectively hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, monitoring, recommending and evaluating the Sub-Advisers rather than by the Adviser hiring its own employees to manage the assets of the Sub-Advised Fund directly. Applicants believe that permitting the Adviser to perform the duties for which the shareholders of the Sub-Advised Fund are paying the Adviser – the selection, supervision and evaluation of the Sub-Advisers – without incurring unnecessary delays or expenses is appropriate in the interest of the Sub-Advised Fund’s shareholders and will allow such Sub-Advised Fund to operate more efficiently. Without the delay inherent in holding shareholder meetings (and the attendant difficulty in obtaining the necessary quorum), the Sub-Advised Fund will be able to replace Sub-Advisers more quickly and at less cost, when the Board, including a majority of the Independent Trustees, and the Adviser believe that a change would benefit a Sub-Advised Fund and its shareholders. Without the requested relief, a Sub-Advised Fund may, for example, be left in the hands of a Sub-Adviser that may be unable to manage a Sub-Advised Fund’s assets diligently because of diminished capabilities resulting from loss of personnel or decreased motivation resulting from an impending termination of the Sub-Adviser. Moreover, if a Sub-Advisory Agreement were “assigned” as a result of a change in control of the Sub-Adviser, the shareholders of the affected Sub-Advised Fund would be required to approve retaining the existing Sub-Adviser.

If the relief requested is granted, the Investment Management Agreement will continue to be fully subject to Section 15(a) of the 1940 Act. Moreover, the Board will consider the Investment Management Agreement and Sub-Advisory Agreements in connection with its annual contract renewal process under Section 15(c) of the 1940 Act, and the standards of Section 36(b) of the 1940 Act will be applied to the fees paid by the Adviser or a Sub-Advised Fund, as applicable, to each Sub-Adviser.

~~iv.~~        iv.  Shareholder Notification

With the exception of the relief requested in connection with the Aggregate Fee Disclosure (as defined below), the prospectus and statement of additional information (the “SAI”) for each Sub-Advised Fund will include all information required by Form N-1A concerning the Sub-Advisers. If new Sub-Advisers are retained or Sub-Advisory Agreements are materially amended, the Sub-Advised Fund’s prospectus and SAI will be supplemented promptly pursuant to Rule 497(e) under the Securities Act of 1933, as amended (the “Securities Act”).

If a new Sub-Adviser is hired, the Sub-Advised Fund will inform shareholders of the hiring of a new Sub-Adviser pursuant to the following procedures (“Modified Notice and Access Procedures”): (a) within 90 days after a new Sub-Adviser is hired for any Sub-Advised Fund, that Sub-Advised Fund will send its shareholders either a Multi-manager Notice or a Multi-manager Notice and Multi-manager Information Statement;16 and (b) the Sub-Advised Fund will make the Multi-manager Information Statement available on the Website identified in the Multi-manager Notice no later than when the Multi-manager Notice (or Multi-manager Notice and Multi-manager Information Statement) is first sent to shareholders, and will maintain it on that Website for at least 90 days.

In the circumstances described in this Application, a proxy solicitation to approve the appointment of new Sub-Advisers provides no more meaningful information to shareholders than the proposed Multi-manager Information Statement. Moreover, as indicated above, the Board would comply with the requirements of Sections 15(a) and 15(c) of the 1940 Act before entering into or amending Sub-Advisory Agreements.

Prior to any Sub-Advised Fund relying on the requested relief in this Application, the Board, including its Independent Trustees, will have approved its operations as described herein. Additionally, the shareholders of the applicable Sub-Advised Fund have approved, or will approve, its operation as described herein by a vote of a majority of the outstanding voting securities, within the meaning of the 1940 Act. A Sub-Advised Fund will be required, as provided in condition 1 below, to obtain shareholder approval to operate as a “multiple manager” fund as described herein (the “Multi-Manager Arrangement”) before relying on the order requested in this Application. If a Sub-Advised Fund obtains or has obtained shareholder approval of the Multi-Manager Arrangement before the order requested in this Application is issued, the prospectus for the Sub-Advised Fund will contain, at all times following that approval, the disclosures required by condition 2 to this Application. A Sub-Advised Fund whose prospectus did not, at all times following shareholder approval of the Multi-Manager Arrangement, contain the disclosures required by condition 2 will obtain shareholder approval before relying on the requested order.

B.	Fee Disclosure

~~1.~~ 1.  Regulatory Background

Form N-1A is the registration statement used by open-end investment companies. Item 19(a)(3) of Form N-1A requires a registered investment company to disclose in its SAI the method of computing the “advisory fee payable” by the investment company, including the total dollar amounts that the investment company “paid to the adviser (aggregated with amounts paid to affiliated advisers, if any), and any advisers who are not affiliated persons of the adviser, under the investment advisory contract for the last three fiscal years.”

16 A “Multi-manager Notice” will be modeled on a Notice of Internet Availability as defined in Rule 14a-16 under the Exchange Act, and specifically will, among other things: (a) summarize the relevant information regarding the new Sub-Adviser (except as modified to permit Aggregate Fee Disclosure as defined in this Application); (b) inform shareholders that the Multi-manager Information Statement is available on a website; (c) provide the website address; (d) state the time period during which the Multi-Manager Information Statement will remain available on that website; (e) provide instructions for accessing and printing the Multi-manager Information Statement; and (f) instruct the shareholder that a paper or email copy of the Multi-manager Information Statement may be obtained, without charge, by contacting the Sub-Advised Fund. A “Multi-manager Information Statement” will meet the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Exchange Act for an information statement, except as modified by the requested order to permit Aggregate Fee Disclosure. Multi-manager Information Statements will be filed with the Commission via the EDGAR system.

Rule 20a-1 under the 1940 Act requires proxies solicited with respect to a registered investment company to comply with Schedule 14A under the Exchange Act. Item 22 of Schedule 14A sets forth the information that must be included in a registered investment company’s proxy statement. Item 22(c)(1)(ii) requires a proxy statement for a shareholder meeting at which action will be taken on an investment advisory agreement to describe the terms of the advisory contract, “including the rate of compensation of the investment adviser.” Item 22(c)(1)(iii) requires a description of the “aggregate amount of the investment adviser’s fees and the amount and purpose of any other material payments” by the investment company to the investment adviser, or any affiliated person of the investment adviser during the fiscal year. Item 22(c)(8) requires a description of “the terms of the contract to be acted upon and, if the action is an amendment to, or a replacement of, an investment advisory contract, the material differences between the current and proposed contract.” Finally, Item 22(c)(9) requires a proxy statement for a shareholder meeting at which a change in the advisory fee will be sought to state (i) the aggregate amount of the investment adviser’s fee during the last year; (ii) the amount that the adviser would have received had the proposed fee been in effect; and (iii) the difference between (i) and (ii) stated as a percent of the amount in (i). Together, these provisions may require a Sub-Advised Fund to disclose the fees paid to Sub-Advisers in connection with shareholder action with respect to entering into, or materially amending, an advisory agreement or establishing, or increasing, advisory fees.

Regulation S-X sets forth the requirements for financial statements required to be included as part of a registered investment company’s registration statement and shareholder reports filed with the Commission. Sections 6-07(2)(a), (b) and (c) of Regulation S-X require a registered investment company to include in its financial statement information about the investment advisory fees. These provisions may be deemed to require a Sub-Advised Fund’s financial statements to include information concerning fees paid to the Sub-Advisers. An exemption is requested to permit the Sub-Advised Fund to include only the Aggregate Fee Disclosure. All other items required by Sections 6-07(2)(a), (b) and (c) of Regulation S-X will be disclosed.

~~2.~~ 2.  Requested Relief

Applicants seek relief to permit each Sub-Advised Fund to disclose (as a dollar amount and a percentage of a Sub-Advised Fund’s net assets) (a) the aggregate fees paid to the Adviser and any Wholly-Owned Sub-Advisers; (b) the aggregate fees paid to Non-Affiliated Sub-Advisers; and (c) the fee paid to each Affiliated Sub-Adviser (collectively, the “Aggregate Fee Disclosure”) in lieu of disclosing the fees that may be required by Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Section 6-07(2)(a), (b) and (c) of Regulation S-X. The Aggregate Fee Disclosure would be presented as both a dollar amount and as a percentage of the Sub-Advised Fund’s net assets.

As noted above, the Adviser may operate Sub-Advised Funds in a manner different from a traditional investment company. By investing in a Sub-Advised Fund, shareholders are hiring the Adviser to manage the Sub-Advised Fund’s assets by overseeing, evaluating, monitoring and recommending Sub-Advisers rather than by hiring its own employees to manage the assets directly. The Adviser, under the supervision of the Board, is responsible for overseeing the Sub-Advisers and recommending their hiring and replacement. In return, the Adviser receives an advisory fee from each Sub-Advised Fund. The Adviser may compensate the Sub-Advisers, or the Sub-Advised Funds may compensate the Sub-Advisers directly. Disclosure of the individual fees that the Adviser or the Sub-Advised Fund would pay to the Sub-Advisers does not serve any meaningful purpose since investors pay the Adviser to oversee, monitor, evaluate and negotiate compensation of the Sub-Advisers. Applicants contend that the primary reasons for requiring disclosure of individual fees paid to Sub-Advisers are to inform shareholders of expenses to be charged by a particular Sub-Advised Fund and to enable shareholders to compare the fees to those of other comparable investment companies. Applicants believe that the requested relief satisfies these objectives because the advisory fee paid to the Adviser and the Aggregate Fee Disclosure will be fully disclosed and therefore, shareholders will know what the Sub-Advised Fund’s fees and expenses are and will be able to compare the advisory fees a Sub-Advised Fund is charged to those of other investment companies.

Indeed, in a more conventional arrangement, requiring a Sub-Advised Fund to disclose the fees negotiated between the Adviser and the Sub-Advisers would be the functional equivalent of requiring single adviser investment companies to disclose the salaries of individual portfolio managers employed by that investment adviser. In the case of a single adviser or traditional investment company, disclosure is made of the compensation paid to the investment adviser, but shareholders are not told or asked to vote on the salary paid by the investment adviser to individual portfolio managers. Similarly, in the case of a Sub-Advised Fund, the shareholders will have chosen to employ the Adviser and to rely upon the Adviser’s expertise in monitoring the Sub-Advisers, recommending the Sub-Advisers’ selection and termination (if necessary), and negotiating the compensation of the Sub-Advisers. There are no policy reasons that require shareholders of a Sub-Advised Fund to be informed of an individual Sub-Adviser’s fees any more than shareholders of a traditional investment company (single investment adviser) would be informed of the particular investment adviser’s portfolio managers’ salaries.~~17~~17

The requested relief would benefit shareholders of the Sub-Advised Funds because it would improve the Adviser’s ability to negotiate the fees paid to Sub-Advisers. The Adviser’s ability to negotiate with the various Sub-Advisers would be adversely affected by public disclosure of fees paid to each Sub-Adviser. If the Adviser is not required to disclose the Sub-Advisers’ fees to the public, the Adviser may be able to negotiate rates that are below a Sub-Adviser’s “posted” amounts. Moreover, if one Sub-Adviser is aware of the advisory fee paid to another Sub-Adviser, the Sub-Adviser is unlikely to decrease its advisory fee below that amount. The relief will also encourage Sub-Advisers to negotiate lower sub-advisory fees with the Adviser if the lower fees are not required to be made public.

17 The relief would be consistent with the Commission’s disclosure requirements applicable to fund portfolio managers that were previously adopted. See Investment Company Act Release No. 26533 (Aug. 23, 2004). Under these disclosure requirements, a fund is required to include in its statement of additional information, among other matters, a description of the structure of and the method used to determine the compensation structure of its “portfolio managers.” Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure and method used to determine the compensation received by each portfolio manager employed by any Sub-Adviser. In addition to this disclosure with respect to portfolio managers, Applicants state that with respect to each Sub-Advised Fund, the statement of additional information will describe the structure of, and method used to determine, the compensation received by each Sub-Adviser.

C.	Precedent

Applicants note that substantially the same exemptions requested herein with respect to relief from Section 15(a) for Non-Affiliated Sub-Advisers and Wholly-Owned Sub-Advisers, as well as relief from the disclosure requirements of the rules and forms discussed herein, have been granted previously by the Commission. See, e.g., The 2023 ETF Series Trust, Pictet Asset Management SA and Pictet Asset Management Ltd., Investment Company Act Release Nos. 36028 (March 20, 2026) (notice) and 36089 (April 15, 2026) (order); ETF Series Solutions and Defiance ETFs, Investment Company Act Release Nos. 35866 (January 12, 2026) (notice) and 35939 (February 9, 2026) (order); James Alpha Funds Trust d/b/a Easterly Funds Trust and Easterly Investment Partners LLC, Investment Company Act Rel. Nos. 35153 (March 12, 2024) (notice) and 35167 (April 9, 2024) (order); Elevation Series Trust and Sovereign’s Capital Management, LLC, Investment Company Act Rel. Nos. 35087 (January 9, 2024) (notice) and 35125 (February 6, 2024) (order); Catholic Responsible Investments Funds et al., Investment Company Act Rel. Nos. 34474 (January 19, 2022) (notice) and 34508 (February 15, 2022) (order); ETF Opportunities Trust et al., Investment Company Act Rel. Nos. 34463 (January 5, 2022) (notice) and 34494 (February 2, 2022) (order); The Advisors’ Inner Circle Fund et al., Investment Company Act Rel. Nos. 34184 (February 1, 2021) (notice) and 34216 (February 26, 2021) (order); Guinness Atkinson Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33813 (March 10, 2020) (notice) and 33849 (April 22, 2020) (order); ALPS Variable Investment Trust, et al., Investment Company Act Rel. Nos. 33468 (May 7, 2019) (notice) and 33500 (June 3, 2019) (order); Advisors Asset Management, Inc. et al., Investment Company Act Rel. Nos. 33169 (July 24, 2018) (notice) and 33207 (August 21, 2018) (order); Destra Capital Advisors LLC, et al., Investment Company Act Rel. Nos. 32458 (January 30, 2017) (notice) and 32510 (February 27, 2017) (order); ETF Managers Group, et al., Investment Company Act Rel. Nos. 32317 (October 13, 2016) (notice) and 32358 (November 10, 2016) (order); ETF Series Solutions and AlphaClone, Inc., Investment Company Act Rel. Nos. 31906 (November 19, 2015) (notice) and 31938 (December 15, 2015) (order); Exchange Traded Concepts, LLC, et al., Investment Company Act Release Nos. 31453 (February 10, 2015) (notice) and 31502 (March 10, 2015) (order).

VII. Conditions

~~VII. CONDITIONS~~

Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions18:

1.	Before a Sub-Advised Fund may rely on the order requested in the Application, the operation of the Sub-Advised Fund in the manner described in this Application, including the hiring of Wholly-Owned Sub-Advisers, will be, or has been, approved by a majority of the Sub-Advised Fund’s outstanding voting securities as defined in the 1940 Act, or in the case of a new Sub-Advised Fund whose public shareholders purchase shares on the basis of a prospectus containing the disclosure contemplated by condition 2 below, by the initial shareholder(s) before offering the Sub-Advised Fund’s shares to the public.

2.	The prospectus for each Sub-Advised Fund will disclose the existence, substance and effect of any order granted pursuant to this Application. Each Sub-Advised Fund will hold itself out to the public as employing the multi-manager structure described in this Application. Each prospectus will prominently disclose that the Adviser has the ultimate responsibility, subject to oversight by the Board, to oversee the Sub-Advisers and recommend their hiring, termination, and replacement.

18 Applicants will only comply with conditions 7, 8, 9, and 12 if they rely on the Fee Disclosure Relief that would allow them to provide Aggregate Fee Disclosure.

3.	The Adviser will provide general management services to a Sub-Advised Fund, including overall supervisory responsibility for the general management and investment of the Sub-Advised Fund’s assets. Subject to review and approval of the Board, the Adviser will (a) set a Sub-Advised Fund’s overall investment strategies, (b) evaluate, select, and recommend Sub-Advisers to manage all or a portion of a Sub-Advised Fund’s assets, and (c) implement procedures reasonably designed to ensure that Sub-Advisers comply with a Sub-Advised Fund’s investment objective, policies and restrictions. Subject to the review by the Board, the Adviser will (a) when appropriate, allocate and reallocate a Sub-Advised Fund’s assets among Sub-Advisers; and (b) monitor and evaluate the performance of Sub-Advisers.

4.	A Sub-Advised Fund will not make any Ineligible Sub-Adviser Changes without such agreement, including the compensation to be paid thereunder, being approved by the shareholders of the applicable Sub-Advised Fund.

5.	Sub-Advised Funds will inform shareholders of the hiring of a new Sub-Adviser within 90 days after the hiring of the new Sub-Adviser pursuant to the Modified Notice and Access Procedures.

6.	At all times, at least a majority of the Board will be Independent Trustees, and the selection and nomination of new or additional Independent Trustees will be placed within the discretion of the then-existing Independent Trustees.

7.	Independent Legal Counsel, as defined in Rule 0-1(a)(6) under the 1940 Act, will be engaged to represent the Independent Trustees. The selection of such counsel will be within the discretion of the then-existing Independent Trustees.

8.	The Adviser will provide the Board, no less frequently than quarterly, with information about the profitability of the Adviser on a per Sub-Advised Fund basis. The information will reflect the impact on profitability of the hiring or termination of any sub-adviser during the applicable quarter.

9.	Whenever a sub-adviser is hired or terminated, the Adviser will provide the Board with information showing the expected impact on the profitability of the Adviser.

10.	Whenever a sub-adviser change is proposed for a Sub-Advised Fund with an Affiliated Sub-Adviser or a Wholly-Owned Sub-Adviser, the Board, including a majority of the Independent Trustees, will make a separate finding, reflected in the Board minutes, that such change is in the best interests of the Sub-Advised Fund and its shareholders and does not involve a conflict of interest from which the Adviser or the Affiliated Sub-Adviser or Wholly-Owned Sub-Adviser derives an inappropriate advantage.

11.	No Trustee or officer of the Trust, a Sub-Advised Fund, or partner, director, manager or officer of the Adviser, will own directly or indirectly (other than through a pooled investment vehicle that is not controlled by such person) any interest in a Sub-Adviser except for (i) ownership of interests in the Adviser or any entity, except a Wholly-Owned Sub-Adviser, that controls, is controlled by, or is under common control with the Adviser, or (ii) ownership of less than 1% of the outstanding securities of any class of equity or debt of any publicly traded company that is either a Sub-Adviser or an entity that controls, is controlled by, or under common control with a Sub-Adviser.

12.	Each Sub-Advised Fund will disclose the Aggregate Fee Disclosure in its registration statement.

13.	Any new Sub-Advisory Agreement or any amendment to a Sub-Advised Fund’s existing Investment Management Agreement or Sub-Advisory Agreement that directly or indirectly results in an increase in the aggregate advisory fee rate payable by the Sub-Advised Fund will be submitted to the Sub-Advised Fund’s shareholders for approval.

14.	In the event the Commission adopts a rule under the 1940 Act providing substantially similar relief to that requested in the Application, the requested order will expire on the effective date of that rule.

VIII. Procedural Matters

~~VIII. PROCEDURAL MATTERS~~

All the requirements for execution and filing of this Application on behalf of the Applicants have been complied with in accordance with the applicable organizational documents of the Applicants, and the undersigned officers of the Applicants are fully authorized to execute this Application. The certifications of the Applicants, including the resolutions of the Trust authorizing the filing of the Application, required by Rule 0-2(c) under the 1940 Act are included as Exhibits A-1 through A-3 to this Application. The verifications required by Rule 0-2(d) under the 1940 Act are included as Exhibits B-1 through B-3 to this Application. Marked copies of the Application are included as Exhibits D-1 and D-2 to this Application in accordance with the requirements of Rule 0-5(e) under the 1940 Act.

Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that the address of ~~Pictet Asset Management Ltd. is Moor House, 120 London Wall, London, United Kingdom EC2Y and that the address of Pictet Asset Management SA is 60 Route des Acacias, Geneva, Switzerland, and that the address of The 2023 ETF Series Trust is 234 West Florida Street, Suite 203, Milwaukee, Wisconsin 53204~~each Applicant is 290 Woodcliff Drive, Fairport, NY 14450, and that all written communications regarding this Application should be directed to the individuals and addresses indicated on the first page of this Application.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Order without holding a hearing.

IX. Conclusion

~~IX. CONCLUSION~~

For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief requested in the Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest, consistent with the protection of investors and consistent with the purposes fairly intended by the policy and provisions of the 1940 Act.

IX. Signatures

~~X. SIGNATURES~~

IN WITNESS WHEREOF, pursuant to the requirements of the 1940 Act, Applicants have caused this Application to be duly signed on ~~March 4~~August [XX], 2026.

~~THE 2023 ETF SERIES TRUST~~

~~By:~~	~~/s/Eric Falkeis~~
~~Name:~~	~~Eric Falkeis~~
~~Title:~~	~~President (Principal Executive Officer)~~

~~PICTET ASSET MANAGEMENT LTD.~~

~~By:~~	~~/s/Nian Lala~~
~~Name:~~	~~Nian Lala~~
~~Title:~~	~~General Counsel~~

~~By:~~

MANNING & NAPIER FUND, INC.

By: /s/~~John Sample~~ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

MANNING & NAPIER FUNDS TRUST

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

MANNING & NAPIER ADVISORS, LLC

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

~~Name:~~	~~John Sample~~
~~Title:~~	~~Chief Risk Officer~~

~~PICTET ASSET MANAGEMENT SA~~

~~By:~~	~~/s/Armand Cela~~
~~Name:~~	~~Armand Cela~~
~~Title:~~	~~Senior Legal Counsel~~

~~By:~~	~~/s/Maria Estevez~~
~~Name:~~	~~Maria Estevez~~
~~Title:~~	~~Head of Oversight & Product Management~~

EXHIBIT INDEX

~~Sequential Page Number~~
~~A-1~~	~~Secretary’s~~ Authorization ~~- Authorizing Resolutions of The 2023 ETF Series Trust~~ of Manning & Napier Fund, Inc.	~~19~~Exhibit A-1
~~A-2~~	~~Officer’s~~ Authorization ~~– Pictet Asset Management Ltd.~~of Manning & Napier Funds Trust	~~20~~Exhibit A-2
~~A-3~~	~~Officer’s~~ Authorization ~~– Pictet Asset Management SA~~of Manning & Napier Advisors, LLC	~~21~~Exhibit A-3
~~B-1~~	Verification of ~~Pictet Asset Management Ltd. Pursuant to Rule 0-2(d)~~ Manning & Napier Fund, Inc.	~~22~~Exhibit B-1
~~B-2~~	Verification of ~~Pictet Asset Management SA Pursuant to Rule 0-2(d)~~Manning & Napier Funds Trust	~~23~~Exhibit B-2
~~B-3~~	Verification of ~~The 2023 ETF Series Trust Pursuant to Rule 0-2(d)~~Manning & Napier Advisors, LLC	~~24~~Exhibit B-3
~~C~~	~~Existing~~The Funds and their Sub-Advisers	~~25~~Exhibit C
Marked Copies of the Application Pursuant to Rule 0-5(e)	Exhibits D-1 and D-2

EXHIBIT A-1

~~The 2023 ETF Series Trust~~

MANNING & NAPIER FUND, INC.

Resolutions Adopted by the Board of

Directors Authorizing the Filing of the

Exemptive Application

~~RESOLUTIONS ADOPTED BY TRUSTEES OF THE TRUST~~

Approved on May 19, 2026

~~The undersigned, Lissa Richter, hereby certifies that she is the duly appointed Vice President and Secretary of The 2023 ETF Series Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Amended and Restated Agreement and Declaration of Trust, as amended, and Amended and Restated Bylaws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true and correct copy of the resolutions adopted by the Board of Trustees of the Trust at a meeting held on August 18, 2025, in accordance with the Bylaws of the Trust and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:~~

RESOLVED, that the officers of Manning & Napier Fund, Inc. (the “Fund”) be, and they hereby are, authorized to file with the U.S. Securities and Exchange Commission, on behalf of the Fund, pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board of Directors’ approval and without obtaining shareholder approval: (i) select certain wholly-owned and non- affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub- adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers.

RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

EXHIBIT A-2

WRITTEN CONSENT OF SOLE INITIAL TRUSTEE

THE UNDERSIGNED, being the sole initial Trustee (“Initial Trustee”) of Manning & Napier Funds Trust (the “Trust”), a Delaware statutory trust, does hereby consent in accordance with the laws of the State of Delaware and Section 2 of Article IV of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”), to the adoption of the following resolutions, which shall have the same force and effect as if adopted at a duly convened meeting of the Board of Trustees at which a quorum was present and voting throughout.

~~RESOLVED~~VOTED, that the officers of ~~The 2023 ETF Series~~the Trust ~~(the “Trust”)~~ be, and they hereby are, authorized to file with the ~~U.S. Securities and Exchange~~ Commission ~~(the “SEC”)~~, on behalf of the Trust, ~~Pictet Asset Management SA, and Pictet Asset Management Ltd. (Collectively, the “Applicants”),~~ pursuant to Section 6(c) of the ~~Investment Company Act of 1940 (the “~~1940 Act~~”)~~, an application, and any amendments thereto, for exemptive relief from certain provisions of and regulations under the 1940 Act, and other applicable federal securities laws, to the extent necessary to, subject to the Board’s approval and without obtaining shareholder approval: (i) select certain wholly-owned and non-affiliated investment sub-advisers to manage all or a portion of the assets of a sub-advised fund and enter into investment sub-advisory agreements with a sub-adviser, and (ii) materially amend such sub-advisory agreements with the sub-advisers~~, (collectively, referred to as “Manager of Managers Relief”); and further~~.

~~RESOLVED~~VOTED, that the ~~proper~~ officers of the Trust be, and each of them hereby is, authorized and directed to take all action and such steps as are necessary and appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, including the execution of all documents, to effectuate the foregoing resolution and to carry out the purpose thereof.

~~The 2023 ETF Series Trust~~

~~By:~~	~~/s/ Lissa Richter~~
~~Name:~~	~~Lissa Richter~~
~~Title:~~	~~Vice President and Secretary~~
~~Date:~~	~~March 4, 2026~~

VOTED, that the officers of the Trust are authorized and directed to take such other action and execute such other documents as they may deem necessary or advisable, upon advice of counsel, to effectuate the foregoing resolutions.

~~EXHIBIT A-2~~

~~PICTET ASSET MANAGEMENT LTD.~~

Authorization

IN WITNESS WHEREOF, the undersigned has executed this Written Consent of Sole Initial Trustee effective the 14th day of May, 2026.

~~The undersigned, Nian Lala and John Sample, hereby certify that they are the duly elected General Counsel and Chief Risk Officer, respectively, of Pictet Asset Management Ltd.; that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents of Pictet Asset Management Ltd. have been taken; and that the person signing and filing the Application by Pictet Asset Management Ltd. is fully authorized to do so.~~

~~Pictet Asset Management Ltd.~~

~~By:~~ 	~~/s/ Nian Lala~~
~~Name:~~ 	~~Nian Lala~~
~~Title:~~ 	~~General Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ John Sample~~
~~Name:~~ 	~~John Sample~~
~~Title:~~ 	~~Chief Risk Officer~~
~~Date:~~ 	~~March 4, 2026~~

/s/ Paul Battaglia

Paul Battaglia, Sole Initial Trustee

EXHIBIT A-3

~~PICTET ASSET MANAGEMENT SA~~

AUTHORIZATION

Authorization

The undersigned, ~~Armand Cela and Maria Estevez~~Paul J. Battaglia, hereby ~~certify~~certifies that ~~they are~~he is the duly elected ~~Senior Legal Counsel and Head of Oversight & Product Management, respectively, of Pictet Asset Management SA;~~Chief Financial Officer of Manning & Napier Advisors, LLC (the “Advisor”), that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents ~~of Pictet Asset Management SA~~and By-laws of the Advisor have been taken~~;~~ and ~~that~~ the person signing and filing the Application ~~by Pictet Asset Management SA~~on behalf of the Advisor is fully authorized to do so.

~~Pictet Asset Management SA~~

~~By:~~ 	~~/s/ Armand Cela~~
~~Name:~~ 	~~Armand Cela~~
~~Title:~~ 	~~Senior Legal Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ Maria Estevez~~
~~Name:~~ 	~~Maria Estevez~~
~~Title:~~ 	~~Head of Oversight & Product Management~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

EXHIBIT B-1

~~PICTET ASSET MANAGEMENT LTD.~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned ~~state they have~~, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~Pictet Asset Management Ltd.; that they are the General Counsel and Chief Risk Officer, respectively, of such company~~the Manning & Napier Fund, Inc. (the “Company”), that he is the President of the Company; and that all action by ~~officers, directors~~trustees and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~say~~states that ~~they are~~he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of ~~their~~his knowledge, information and belief.

~~Pictet Asset Management Ltd.~~

~~By:~~ 	~~/s/ Nian Lala~~
~~Name:~~ 	~~Nian Lala~~
~~Title:~~ 	~~General Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~ 	~~/s/ John Sample~~
~~Name:~~ 	~~John Sample~~
~~Title:~~ 	~~Chief Risk Officer~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

EXHIBIT B-2

~~PICTET ASSET MANAGEMENT SA~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned ~~state they have~~, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~Pictet Asset Management SA; that they are the Senior Legal Counsel and Head of Oversight & Product Management, respectively, of such company~~the Manning & Napier Funds Trust (the “Trust”), that he is the President of the Trust; and that all action by ~~officers, directors~~trustees and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~say~~states that ~~they are~~he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of ~~their~~his knowledge, information and belief.

~~Pictet Asset Management SA~~

~~By:~~	~~/s/ Armand Cela~~
~~Name:~~ 	~~Armand Cela~~
~~Title:~~ 	~~Senior Legal Counsel~~
~~Date:~~ 	~~March 4, 2026~~

~~By:~~	~~/s/ Maria Estevez~~
~~Name:~~ 	~~Maria Estevez~~
~~Title:~~ 	~~Head of Oversight & Product Management~~
~~Date:~~ 	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: President

EXHIBIT B-3

~~THE 2023 ETF SERIES TRUST~~

VERIFICATION ~~PURSUANT TO RULE 0-2(d)~~

The undersigned, states that he has duly executed ~~the attached~~this Application for an Exemptive Order dated ~~March 4~~August [XX], 2026, for and on behalf of ~~The 2023 ETF Series Trust~~Manning & Napier Advisors LLC; that he is the ~~President~~Chief Financial Officer of such ~~trust~~company; and that all action by ~~shareholders, trustees~~officers and other ~~bodies~~persons necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further ~~says~~states that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

~~The 2023 ETF Series Trust~~

~~By:~~	~~/s/ Eric Falkeis~~
~~Name:~~ 	~~Eric Falkeis~~
~~Title:~~ 	~~President (Principal Executive Officer)~~
~~Date:~~	~~March 4, 2026~~

By: /s/ Paul J. Battaglia

Name: Paul J. Battaglia

Title: Chief Financial Officer

EXHIBIT C

MANNING & NAPIER FUND, INC.	~~EXISTING~~MANNING & NAPIER FUNDS TRUST	~~SUB-ADVISERS~~SUB-ADVISER
Callodine Equity Income Series	~~Pictet AI & Automation ETF~~	~~Tidal Investments LLC~~Callodine Capital Management, LP
Core Bond Series	~~Pictet Cleaner Planet ETF~~	~~Tidal Investments LLC~~N/A
Credit Series	~~Pictet AI Enhanced International Equity ETF~~	~~Tidal Investments LLC~~N/A
Disciplined Value Series		N/A
Diversified Tax Exempt Series		N/A
Equity Series		N/A
High Yield Bond Series		N/A
Overseas Series		N/A
Pro-Blend® Conservative Term Series		N/A
Pro-Blend® Extended Term Series		N/A
Pro-Blend® Maximum Term Series		N/A
Pro-Blend® Moderate Term Series		N/A
Rainier International Discovery Series	~~Pictet Emerging Markets Rising Economies ETF~~	~~Tidal Investments~~Rainier Investment Management, LLC
Systematic High Yield Bond Series	~~Pictet Emerging Markets Debt ETF~~	~~Pictet Asset Management (Singapore) Pte Ltd Pictet Asset Management (USA) Corp. Tidal Investments LLC~~N/A
Unconstrained Bond Series		N/A
	~~Pictet AI Enhanced US Equity~~Callodine BDC Income ETF	~~Tidal Investments LLC~~Callodine Capital Management, LP

EXHIBIT D-1

EXHIBIT D-2